Exhibit 10.3

CREDIT AGREEMENT

DATED AS OF JANUARY 18, 2022

BY AND AMONG

MODIV OPERATING PARTNERSHIP, LP,

AS THE BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS THE AGENT,

BMO CAPITAL MARKETS,

TRUIST BANK

AND

THE HUNTINGTON NATIONAL BANK,

AS CO-SYNDICATION AGENTS,

AND

KEYBANC CAPITAL MARKETS INC.,

BMO CAPITAL MARKETS,

TRUIST SECURITIES, INC.,

AND

THE HUNTINGTON NATIONAL BANK,

AS JOINT-LEAD ARRANGERS

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT

Exhibit B-1	FORM OF REVOLVING CREDIT NOTE

Exhibit B-2	FORM OF TERM LOAN NOTE

Exhibit C	FORM OF SWING LOAN NOTE

Exhibit D-1	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit D-2	FORM OF REQUEST FOR TERM LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF LETTER OF CREDIT APPLICATION

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF BORROWING BASE CERTIFICATE

Exhibit I	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibits J	FORMS OF U.S. TAX COMPLIANCE CERTIFICATES

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.3	INITIAL BORROWING BASE PROPERTIES

Schedule 1.4	CURRENT BORROWING BASE PROPERTIES

Schedule 4.3	ACCOUNTS

Schedule 5.3	BORROWING BASE QUALIFICATION DOCUMENTS

Schedule 6.1	CORPORATE AUTHORITY, ETC.

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.6	TRADEMARKS, TRADENAMES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS

Schedule 6.14	CERTAIN TRANSACTIONS

Schedule 6.20(a)	SUBSIDIARIES OF PARENT GUARANTOR

Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES OF PARENT GUARANTOR AND ITS SUBSIDIARIES

Schedule 6.21	LEASES

Schedule 6.22	PROPERTY

Schedule 6.24	OTHER DEBT

Schedule 9	DEBT SERVICE COVERAGE AMOUNT

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of 18th day of January, 2022, by and among MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS INC. (“KBCM”), BMO CAPITAL MARKETS, TRUIST SECURITIES, INC., and THE HUNTINGTON NATIONAL BANK, as Joint-Lead Arrangers.

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit and term loan facility to the Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such revolving credit and term loan facility to the Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1          Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Acknowledgments. The Acknowledgments executed by a Subsidiary Guarantor in which Equity Interests have been pledged pursuant to the Loan Documents in favor of the Agent, acknowledging the pledge of Equity Interests in such Subsidiary Guarantor to the Agent, such Acknowledgments to be substantially in form and substance satisfactory to the Agent, as the same may be modified, amended or restated.

Acquisition Costs. The actual deal costs incurred by Borrower and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP. Acquisition Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated or pursued for purchase, or has been consummated.

Additional Commitment Request Notice. See §2.11(a).

Additional Subsidiary Guarantor. Each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.4.

Adjusted Funds from Operations. With respect to Borrower and its Subsidiaries for a given period, Net Income (or Loss) of such Person computed in accordance with GAAP, excluding (i) gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, (ii) gains (losses) on extinguishment of debt, (iii) acquisition, transaction and integration expenses, (iv) gains (losses) on lease terminations, (v) non-cash income or expenses and (vi) extraordinary and/or nonrecurring income or expenses, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof relative to funds from operations promulgated by the National Association of Real Estate Investment Trusts or its successor.

Adjusted Pro Forma Net Operating Income. On any date of determination for any Real Estate (including any Borrowing Base Property), the sum of (i) the projected Net Operating Income from such Real Estate over the succeeding twelve (12) calendar month period from such date of determination (such projections to be based on the contractual cash rents and cash revenues payable pursuant to the terms of the Leases in place at such Real Estate on such date of determination, subject to the exclusions set forth in clauses (i) through (iii) of the definition of Net Operating Income, and the anticipated operating expenses of such Real Estate for such period, in each case, as determined in good faith by the Borrower and reasonably approved by the Agent), less (ii) the Capital Reserve for such twelve (12) calendar month period for such Real Estate. Adjusted Pro Forma Net Operating Income of a Person’s Real Estate shall include such Person’s pro rata share (based upon its Equity Percentage) of Adjusted Pro Forma Net Operating Income from Real Estate of any Unconsolidated Affiliate or non-Wholly-Owned Subsidiary of such Person.

Affected Financial Institution. Any (a) EEA Financial Institution or (b) UK Financial Institution.

Affected Lender. See §4.14.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “control”, “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by the Agent.

Aggregate Occupancy Rate. The quotient of (a) Net Rentable Area for all of the Borrowing Base Properties subject to Leases as to which (i) tenants are in occupancy of all of their respective leased premises and operating (it being understood a tenant shall be deemed to be in occupancy of its leased premises and operating notwithstanding a Temporary Closure), or (ii) tenants have executed and delivered a new Lease that is deemed approved or has been approved by Agent (in either instance, as provided by this Agreement) for space within a Borrowing Base Property that is vacant and not otherwise subject to a Lease (other than such new Lease), which Lease is in full force and effect and with respect to which the tenant will take occupancy and commence operating within ninety (90) days of execution of such new Lease, and, with respect to tenants under clauses (i) or (ii) hereof, (A) the applicable tenants are not in default of any of their monetary or other material obligations under their respective Lease, (B) are an arm’s length Lease entered into in the ordinary course of business with a party that is not an Affiliate of the Borrower or any Guarantor and which is in full force and effect, and (C) tenants or any guarantor thereunder are not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding, divided by (b) Net Rentable Area for all of the Borrowing Base Properties, expressed as a percentage.

Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

Arrangers. Collectively, KBCM, BMO Capital Markets, Truist Securities, Inc., and The Huntington National Bank, or any successor of any of them.

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on a “as-is” value basis, performed by an independent appraiser selected by the Agent who is not an employee of Borrower or its Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate, obtained pursuant to §5.2; subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment based on criteria and factors generally used and considered by the Agent in determining the value of similar properties.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Hedge. Any Assignment of Hedge Agreement hereafter provided by the Borrower to the Agent for the benefit of the Lenders, as the same may be modified and amended, pursuant to which the Interest Hedge described in §7.22 is pledged as security for the Obligations, and any acknowledgments, consents and financing statements that may be delivered in connection therewith, such assignment to be in form and substance reasonably satisfactory to Agent.

Assignment of Interests. Collectively, each of the Collateral Assignments of Interests executed by the Borrower or a Subsidiary Guarantor in favor of the Agent, each such agreement to be substantially in the form of the Assignment of Interests delivered by Borrower to the Agent on the Closing Date , with such changes thereto as Agent may reasonably require given the structure of the ownership of the related Borrowing Base Property, as the same may be modified, amended or restated.

Authorized Officer. Any of the following Persons: Aaron S. Halfacre, Raymond J. Pacini, Sandra G. Sciutto, Jason M. Miller and such other Persons as the Borrower shall designate in a written notice to the Agent.

Available Tenor. As of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, including any overnight or daily tenor, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to §4.15(d).

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation. (a) With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Balance Sheet Date. September 30, 2021.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the Federal Funds Rate plus one half of one percent (0.50%), (b) the rate of interest in effect for such day as established from time to time by KeyBank as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, or (c) Daily Simple SOFR plus the SOFR Adjustment plus one percent (1.0%); provided, that, in no event shall the Base Rate be less than one percent (1.0%). Any change in the Base Rate due to a change in the prime rate, the Federal Funds Effective Rate or Daily Simple SOFR, as applicable, shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Effective Rate or Daily Simple SOFR, respectively.

Base Rate Loans. Collectively, (a) the Revolving Credit Base Rate Loans, (b) the Term Base Rate Loans, and (c) the Swing Loans, bearing interest by reference to the Base Rate.

Benchmark. Initially, Daily Simple SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to §4.15.

Benchmark Replacement. With respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Agent as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment. With respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.

Benchmark Replacement Conforming Changes. With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” or “SOFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of §4.7 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Replacement Date. The earlier to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event. With respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date. With respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period. With respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.15 and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with §4.15.

Beneficial Ownership Certification. As to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Agent or any Lender requesting the same.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

Borrower. As defined in the preamble hereto.

Borrowing Base Availability. The amount which is the lower of (a) the sum equal to the Borrowing Base Value multiplied by 0.60, and (b) the Debt Service Coverage Amount for such Borrowing Base Properties.

Borrowing Base Certificate. See §7.4(c).

Borrowing Base Property or Borrowing Base Properties. The Real Estate owned by a Subsidiary Guarantor (or leased to a Subsidiary Guarantor pursuant to a Ground Lease) that is security for the Obligations pursuant to the pledge of Equity Interests in each Subsidiary Guarantor that owns (or leases pursuant to a Ground Lease), directly or indirectly, such Real Estate pursuant to the Assignment of Interests.

Borrowing Base Value. The Borrowing Base Value shall be, without duplication, the sum of: (a) for the Borrowing Base Properties included in the calculation of Borrowing Base Availability not owned or leased by Borrower or its Subsidiaries for twelve (12) full calendar months, the Acquisition Costs of such Borrowing Base Properties, and (b) for the Borrowing Base Properties included in the calculation of Borrowing Base Availability and not described by the foregoing clause (a), the NAV Valuations for such Borrowing Base Properties; provided, however, that from and after the date (if any) that the Borrower has made the Capitalized Value Election the Borrowing Base Value attributable to the Borrowing Base Properties shall be determined using the Capitalized Value thereof. Notwithstanding the foregoing, if the Agent has obtained an Appraisal for any Borrowing Base Property pursuant to §5.2, then at Agent’s election, the Borrowing Base Value of such Borrowing Base Property shall be the Appraised Value thereof.

Borrowing Base Qualification Documents. See Schedule 5.3 attached hereto.

Building. With respect to any Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day other than Saturday, Sunday or any other day on which commercial banks in in the same city and State as the Agent’s Head Office are located are authorized or required by law to close; provided that, when used in connection with SOFR (including, without limitation, any component of the Base Rate that is based upon SOFR or any other calculation or determination involving SOFR), the term "Business Day" means any such day that is also a U.S. Government Securities Business Day.

Capitalization Rate. The Capitalization Rate shall be equal to, (a) for Real Estate that is primarily used for retail, industrial, warehouse, manufacturing and/or distribution purposes, seven percent (7.0%), and (b) for Real Estate that is primarily used for office purposes, eight percent (8.0%); provided, however, that for any Real Estate with respect to which the entire Net Rentable Area is occupied by a single Investment Grade Tenant, the Capitalization Rate shall be equal to six and one-quarter percent (6.25%).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capital Reserve. For any period and with respect to any Real Estate, an amount equal to the sum of $0.20 per annum multiplied by the Net Rentable Area at such Real Estate. If the term Capital Reserve is used without reference to any specific Real Estate, then Capital Reserve shall be determined on an aggregate basis with respect to all Real Estate owned or leased by the REIT and its Subsidiaries plus the ratable Capital Reserve for Real Estate that is owned by an entity in which REIT has a direct or indirect equity interest but which is not a Wholly-Owned Subsidiary, calculated by including the REIT’s Equity Percentage of the Capital Reserve as calculated for the Real Estate of its Unconsolidated Affiliates and Subsidiaries that are not Wholly-Owned Subsidiaries. Capital Reserve shall be calculated based on the Net Rentable Area of the applicable Real Estate as of the end of each calendar quarter.

Capitalized Value. As of any date of determination, with respect to any Real Estate, an amount equal to (a) the Adjusted Pro Forma Net Operating Income for such Real Estate, divided by (b) the Capitalization Rate.

Capitalized Value Election. An election made by the Borrower by providing written notice to the Agent that Borrower shall no longer obtain or provide annual NAV Valuations with respect to Real Estate of the REIT and its Subsidiaries for purposes of determining Borrowing Base Value and Total Asset Value hereunder, which election shall be irrevocable.

Cash Collateral Agreement. The Cash Collateral Account Agreement, by and among the Borrower, the Subsidiary Guarantors, each Additional Subsidiary Guarantor that may hereafter become a party thereto and Agent, such agreement to be in form and substance reasonably satisfactory to Agent.

Cash Equivalents. As of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)          any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of REIT equal to at least thirty-five percent (35%);

(b)          as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT consists of individuals who were not either (i) directors or trustees of REIT as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above;

(c)          the Borrower, REIT or any other Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d)          REIT fails to (i) be the sole general partner of Borrower, (ii) own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least seventy percent (70%) of the economic, voting and beneficial interest of the Borrower, or (iii) control the Borrower; or

(e)          the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim (other than any Lien of the Agent granted pursuant to the Loan Documents), one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor.

Closing Date. The date of this Agreement.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral. All of the property, rights and interests of the Borrower, the Guarantors or any of their Subsidiaries which are or are intended to be subject to the security interests and liens created by the Security Documents, including, without limitation, the pledged Equity Interests in the direct and indirect owners of the Borrowing Base Properties.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, and (b) the Term Loan Commitment of such Lender.

Commitment Increase. An increase in the Revolving Credit Commitment and/or Term Loan Commitment pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if any of the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Communications. See §7.4.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of the REIT and its Subsidiaries for such period determined on a Consolidated basis plus (without duplication) such Person’s Equity Percentage of EBITDA of its non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates.

Consolidated Fixed Charges. As of any date of determination for any applicable period, the sum of (i) Consolidated Interest Expense for such period, plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding balloon payments at maturity) required to be made during such period by the REIT and its Subsidiaries on a Consolidated basis, plus (iii) all Preferred Distributions , if any, paid or required to be paid during such period, plus (iv) the ground lease payments of the REIT and its Subsidiaries to the extent not otherwise included, plus (v) the REIT or its Subsidiaries pro rata share (based upon their Equity Percentage in such Unconsolidated Affiliate) of all Fixed Charges from any Unconsolidated Affiliate of the REIT and its Subsidiaries.

Consolidated Interest Expense. As of any date of determination and for any applicable period, the aggregate amount of interest required in accordance with GAAP to be paid, accrued, expensed or, to the extent it could be a cash expense in the applicable period, capitalized, without double-counting, by the REIT and its Subsidiaries during such period on: (i) all Indebtedness of the REIT and its Subsidiaries (including the Loans, obligations under Capitalized Leases (to the extent EBITDA has not been reduced by such Capitalized Lease obligations in the applicable period) and including original issue discount and amortization of prepaid interest, if any, but excluding any Preferred Distributions), (ii) all amounts available for borrowing, or for drawing under letters of credit (including the Letters of Credit), if any, issued for the account of the REIT or any of its Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money (other than amortization of deferred financing costs related to the revolving credit and term loan facility made available to the Borrower pursuant to this Agreement). Consolidated Interest Expense shall not include non-cash interest expense, but includes capitalized interest (less capitalized interest not paid to third parties) not escrowed or funded under an interest reserve pursuant to a specific debt obligation.

Consolidated Secured Indebtedness. As of any date of determination, any Consolidated Total Indebtedness which is secured by a Lien on Real Estate, provided that direct Indebtedness (as opposed to a guarantee) that is secured solely by equity interest shall not be deemed to be Consolidated Secured Indebtedness.

Consolidated Secured Recourse Indebtedness. As of any date of determination, any Consolidated Secured Indebtedness that is considered Recourse Indebtedness.

Consolidated Tangible Net Worth. As of any date of determination, the stockholders’ equity of the REIT and its Subsidiaries on a Consolidated basis, plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding amortization in respect of acquired intangible lease assets), all determined on a Consolidated basis.

Consolidated Total Indebtedness. On any date of determination, all Indebtedness of the REIT and its Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates.

Contractual Obligation. As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Contribution Agreement. The Contribution Agreement dated as of even date herewith among the Borrower, the REIT and the Subsidiary Guarantors that are a party thereto as of the Closing Date, and each Additional Subsidiary Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Covered Party. See §36.

Daily Simple SOFR. For any day (a “SOFR Rate Day”), a rate per annum (rounded upwards to the next higher multiple of 1/16th if such rate is not such a multiple, unless a Hedge with a Lender as the counterparty is in effect with respect to the Loans hereunder) equal to the greater of (a) SOFR for the day (such day, the “SOFR Determination Day ”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day , such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. For the avoidance of doubt, SOFR for any SOFR Rate Day is published on the SOFR Administrator’s website at approximately 8:00 a.m. New York City time on the immediately following SOFR Business Day. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than ten (10) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

Debt Service Coverage Amount. At any date of determination, an amount equal to the maximum principal loan amount which is payable at (a) an interest rate equal to the greater of (i) a rate per annum equal to the then-current annual yield on seven (7) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred fifty (250) basis points (2.50%), and (ii) a rate per annum equal to six percent (6.00%), and (b) being amortized over a thirty (30) year period, would be payable by the monthly principal and interest payment amount resulting from dividing (x) Adjusted Pro Forma Net Operating Income from the Borrowing Base Properties divided by 1.50, by (y) 12. Attached hereto as Schedule 9 is an example of the calculation of Debt Service Coverage Amount (such example is meant only as an illustration based upon the assumptions set forth in such example, and shall not be interpreted so as to limit the Agent in its good faith determination of the Debt Service Coverage Amount hereunder). The determination of the Debt Service Coverage Amount and the components thereof by the Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent demonstrable error.

Default. See §12.1.

Default Rate. See §4.11.

Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Lender, any Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect unless with respect to this clause (b), such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation in a manner reasonably satisfactory to Agent that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person. See §6.31.

Development Property. Any Real Estate owned or acquired by the REIT or its Subsidiaries or Unconsolidated Affiliates and on which such Person is pursuing construction of one or more buildings for use as an retail, industrial, warehouse, manufacturing, distribution and/or office property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the REIT or its Subsidiaries; provided that any Real Estate (or, if applicable, any building comprising a portion of any such Real Estate) will no longer be considered to be a Development Property at the date on which a shell certificate of occupancy or the equivalent has been issued for such Real Estate (or building) or such Real Estate (or building) may otherwise be lawfully occupied for its intended use.

Directions. See §14.14.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the REIT or any of its Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the REIT or any of its Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of the Borrower to, directly or indirectly, the Borrower shall be excluded from this definition.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Double Net Lease. A Lease of all of the leasable area of a Borrowing Base Property under which the Tenant pays all operating expenses of the property, including, without limitation, insurance, taxes, maintenance and capital expenditures, except for certain limited maintenance or capital expenditure obligations (such as roof repairs) retained by the landlord under such Lease.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date, as applicable, is converted in accordance with §4.1.

EBITDA. For any period, for the REIT and its Subsidiaries on a Consolidated basis (and without double-counting), an amount equal to Net Income (or Loss) for such period on a Consolidated basis (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”), plus (a) the following to the extent deducted in calculating such Net Income (or Loss): (i) Consolidated Interest Expense for such period, (ii) real estate depreciation and amortization expense for such period, (iii) Acquisition Costs and (iv) other non-cash expenses of the Borrower and its Subsidiaries, in each case reducing such Net Income (or Loss) for such period, and minus (b) gains attributable to the sale or other disposition of assets or debt restructurings in such period to the extent included in calculating such Net Income (or Loss), in each case increasing such Net Income (or Loss) for such period; and further in each case adjusted to include the REIT’s or any of its Subsidiaries’ pro rata share of EBITDA (and the items comprising EBITDA) from any Unconsolidated Affiliate in such period, based on its Equity Percentage in such Unconsolidated Affiliate (or such other amount from such Unconsolidated Affiliate to which REIT or its Subsidiary is entitled or for which REIT or its Subsidiaries are obligated based on an arm’s length agreement). “EBITDA” shall be adjusted to remove any impact of straight lining of rents and amortization of intangibles pursuant to Accounting Standards Codification No. 805, Business Combinations (formerly Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations).

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic System. See §7.4.

Eligible Real Estate. Real Estate which at all times satisfies the following requirements:

(a)          which is wholly owned in fee (or leased to a Subsidiary Guarantor as lessee under a Ground Lease) by a Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor;

(b)          which is located within the contiguous forty-eight (48) States of the continental United States or the District of Columbia;

(c)          which is improved by a completed and operating retail, industrial, warehouse, manufacturing, distribution and/or office property, as to which all improvements related to the development of such property have been completed and for which a certificate of occupancy or equivalent has been issued, and which is 100% leased to third-party Tenants pursuant to one or more Double Net Leases, Triple Net Leases and/or such other type of lease as is approved by the Agent in writing;

(d)          as to which all of the representations set forth in §6 of this Agreement and in the other Loan Documents concerning such Real Estate are true and correct;

(e)          such Real Estate is in compliance with all applicable covenants in this Agreement and the other Loan Documents (including, without limitation, §7.19); and

(f)           as to which the Agent has received and approved all Borrowing Base Qualification Documents required by the Agent, or will receive and approve them prior to the acquisition of such Real Estate and inclusion of such property as a Borrowing Base Property.

Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the REIT or any ERISA Affiliate as to which the REIT or any ERISA Affiliate may have any liability (including contingent liability), other than a Multiemployer Plan.

Environmental Engineer. A firm of independent professional engineers, consultants or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreement.

Environmental Reports. See §6.19.

EPA. See §6.19(b).

Equity Interests. With respect to any Person, any share of capital stock, membership interest, partnership interest of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and/or sale after the Closing Date by the REIT or any of its Subsidiaries of any equity interests or securities of such Person, including, without limitation, (a) any new Preferred Securities or any increase in the amount thereof, and (b) any conversion of equity interests or securities of any Subsidiary of Borrower into equity interests in the Borrower.

Equity Percentage. The aggregate ownership percentage of the REIT or its Subsidiaries in each Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary, as applicable, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary as set forth in the Unconsolidated Affiliate’s or Subsidiaries’ organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary reflecting such Person’s current allocable share of income and expenses of the Unconsolidated Affiliate or Subsidiary that is not a Wholly-Owned Subsidiary.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidance issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with the REIT or its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.

Erroneous Payment. See §14.17(a).

Erroneous Payment Deficiency Assignment. See §14.17(d)(i).

Erroneous Payment Impacted Class. See §14.17(d)(i).

Erroneous Payment Return Deficiency. See §14.17(d)(i).

Erroneous Payment Subrogation Rights. See §14.17(e).

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default. See §12.1.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Extension Request. See §2.12(a).

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” Notwithstanding the foregoing, if the rate described above shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Fee Owner. See §6.36(i).

Floor. A rate of interest equal to zero percent (0.00%).

Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Governmental Authority. Any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Ground Lease. A ground lease relating to a Borrowing Base Property under which the applicable Subsidiary Guarantor is the lessee and as to which no default or event of default by such Subsidiary Guarantor has occurred or with the passage of time or the giving of notice would occur and that contains the following terms and conditions (in the ground lease or, if approved by Agent, in any other agreement in favor of Agent): (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 30 years from the date the applicable Real Estate becomes a Borrowing Base Property, (ii) the right of the lessee to mortgage its interest in the leased property without the consent of the lessor, (iii) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a customary opportunity to cure or complete foreclosure and fails to do so, and the right of such holder to enter into a new lease with lessor in the event the original lease is terminated, (iv) transferability of the tenant’s interest under the ground lease (including any transfer to Agent or a nominee for Agent or the Lenders as a result of foreclosure, conveyance in lieu thereof or otherwise) without any requirement for consent of the ground lessor unless based on delivery of customary assignment and assumption agreements from the transferor and transferee, (v) provisions that the tenant under the ground lease has customary protections with respect to the application of insurance proceeds or condemnation awards attributable to the tenant’s interest under the ground lease and related improvements; and (vi) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Ground Lease Default. See §6.36(iv).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, the REIT, each Subsidiary Guarantor and each Additional Subsidiary Guarantor, and individually any one of them.

Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by the REIT and the Subsidiary Guarantors that are a party thereto as of the Closing Date, and each Additional Subsidiary Guarantor which may hereafter become a party thereto to and for the benefit of Agent and the Lenders, as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. As defined in the Indemnity Agreement.

Hedge. Any interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified.

Hedge Obligations. All obligations of the Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to Hedge. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor, or any obligations under any Hedge to the extent that the Lender Hedge Provider with respect thereto agrees in writing that such obligations do not constitute or no longer constitute Hedge Obligations hereunder.

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than sixty (60) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation (other than a purchase agreement for the purchase of Real Estate entered into by REIT or a Subsidiary of REIT in the ordinary course of business), repurchase obligation, takeout commitment (other than a purchase agreement for the purchase of Real Estate entered into by REIT or a Subsidiary of REIT in the ordinary course of business) or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violations of “special purpose entity” covenants and other similar exceptions to recourse liability until (in each instance) a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (k) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage) of any Unconsolidated Affiliate or non-Wholly-Owned Subsidiary of such Person. For the avoidance of doubt, if a Person has guaranteed Indebtedness of an Unconsolidated Affiliate or non-Wholly-Owned Subsidiary, the greater of the Indebtedness guaranteed or the Equity Percentage of such Indebtedness shall be included in Indebtedness. Indebtedness shall be adjusted to remove any impact of intangibles pursuant to Accounting Standards Codification Topic 805, as issued by the Financial Accounting Standards Board.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials made by the Borrower and Guarantors, in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which each of the Borrower and the Guarantors agrees to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.

Information Materials. See §7.4.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.

Initial Borrowing Base Properties. The Initial Borrowing Base Properties shall include those properties described on Schedule 1.3 hereto.

Interest Election Request. A request by the Borrower to convert or continue a Loan in accordance with §4.1, which shall be in such form as the Agent may approve.

Interest Hedge. See §7.22.

Interest Payment Date. The last Business Day of each calendar month and the Maturity Date.

Investment Grade Tenant. (a) A tenant of any Real Estate with a long term senior unsecured debt rating of Baa3 or better as rated by Moody’s or BBB- or better as rated by S&P (it being understood that in the event there is a discrepancy between the Moody’s rating and the S&P rating, the highest of the ratings will be utilized), or (b) a tenant of any Real Estate that is a Subsidiary of an entity that meets such ratings requirement under clause (a) above provided that such entity has guaranteed all of such tenant’s obligations under the applicable Lease.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (x) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (y) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Revolving Credit Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty, the Contribution Agreement, the Cash Collateral Agreement and the Indemnity Agreement to be executed and delivered pursuant to §5.4 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.

KBCM. As defined in the preamble hereto.

KeyBank. As defined in the preamble hereto.

Land Assets. Land to be developed as an retail, industrial, warehouse, manufacturing, distribution and/or office property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Lease. Each lease entered into between the Subsidiary Guarantor which owns or leases as lessee pursuant to a Ground Lease a Borrowing Base Property and a Tenant, as amended, extended or restated.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18), and collectively, the Revolving Credit Lenders, the Term Loan Lenders, the Issuing Lender, and the Swing Loan Lender. The Issuing Lender and the Swing Loan Lender shall be a Revolving Credit Lender, as applicable.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Commitment. An amount equal to Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under §2.10.

Letter of Credit Request. See §2.10(a).

Lien. See §8.2.

LLC Division. In the event Borrower or any Guarantor is a limited liability company, (i) the division of Borrower or any such Guarantor into two or more newly formed limited liability companies (whether or not Borrower or any such Guarantor is a surviving entity following any such division) pursuant to, in the event Borrower or any such Guarantor is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event Borrower or any such Guarantor is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

Loan Documents. This Agreement, the Notes, the Guaranty, each Letter of Credit Request, the Security Documents, the Agreement Regarding Fees, the Subordination of Management Agreement and all other documents, instruments, certificates, statements, reports or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans or pursuant to the Loan Documents (including, without limitation, each report, financial statement, certificate, Increase Notice, Extension Request, Loan Request, Term Loan Request, Letter of Credit Request, Compliance Certificate and Borrowing Base Certificate).

Loan Request. See §2.7(a).

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan, a Term Loan and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of the Total Commitment. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.

Major Tenant. A tenant (or any group of Affiliates thereof) leasing 25,000 rentable square feet or more in the aggregate pursuant to any Lease or Leases.

Manager. Colliers International REMS US, LLC, a Delaware limited liability company.

Management Agreements. Agreements to which any Person that owns or leases a Borrowing Base Property is a party, whether written or oral, providing for the management of any of the Borrowing Base Property.

Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or pursuant to any other written agreement, upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests that are not Mandatorily Redeemable Stock).

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the REIT and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of the Agent in the Collateral; or (d) the rights or remedies of the Agent or the Lenders thereunder.

Maturity Date. Either the Revolving Credit Maturity Date or the Term Loan Maturity Date, as the context may require.

Metropolitan Statistical Area or MSA. Any Metropolitan Statistical Area as defined from time to time by the Executive Office of the President of the United States of America, Office of Management and Budget, or if such office no longer publishes such definition, such other definition as Agent may reasonably determine.

Minimum Borrowing Amount. An amount (a) with respect to any Base Rate Loan, $1,000,000, with minimum increments thereafter of $500,000, (b) with respect to any SOFR Rate Loan, $1,000,000, with minimum increments thereafter of $500,000, and (c) with respect to Swing Loans, $500,000, with minimum increments thereafter of $500,000, or, in each case, such lesser amounts as agreed to by the Agent.

Moody’s. Moody’s Investor Service, Inc., and any successor thereto.

Mortgage Note Receivables. A first priority mortgage loan on a completed retail, industrial, warehouse, manufacturing, distribution and/or office property of the type permitted by §8.3(k), and which Mortgage Note Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument (subject to ordinary course title exceptions).

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) or §4001(a)(3) of ERISA or §414(f) of the Code maintained or contributed to by the REIT or any ERISA Affiliate or to which the REIT or any ERISA Affiliate may have any liability (including contingent liability).

NAICS. The North American Industry Classification System, as published by the Executive Office of the President Office of Management and Budget, United States 2012.

NAICS Industry Group. Any “Industry Group” as defined by NAICS.

NAV Valuation. The as-is value of a parcel of Real Estate determined on an annual basis (or more frequently) by Cushman & Wakefield Western, Inc. (or similar vendor approved in writing by the Agent) and utilized by Borrower for its internal determination of Real Estate Values; subject, however, to such changes or adjustments to the value determined thereby as the Agent may reasonably require in its good faith business judgment.

Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The total gross cash proceeds received by the REIT or any of its Subsidiaries as a result of an Equity Offering or as a result of receipt of any contribution of capital less the customary and reasonable costs, expenses and discounts paid by the REIT or such Subsidiary in connection therewith.

Net Operating Income. For any Real Estate (including any Borrowing Base Property) and for a given period, an amount equal to the sum of the following (without duplication): (A) cash rents and other cash revenues received in the ordinary course from Tenants paying rent at such Real Estate, but excluding (i) pre-paid rents and revenues and security deposits (except to the extent applied in satisfaction of tenants’ obligations for rent) and any other non-recurring fees, charges or amounts including, without limitation termination fees, (ii) any accrued revenues attributable to so-called “straight-line rent accounting”, and (iii) all rents, common area reimbursements and other income and revenue for such Real Estate received from tenants or licensees (X) in default of payment or other material obligations under their lease, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding (and that, with respect to tenants in bankruptcy, have not unconditionally and finally affirmed or assumed their lease in such bankruptcy proceeding), or (Y) under a Lease that (1) is within twelve (12) months of lease expiration and such tenant or licensee provides notice that it will vacate its leased premises and such notice is not irrevocably rescinded or cancelled prior to the date that is six (6) months from the applicable lease expiration date, or (2) is within six (6) months from the lease expiration date, unless such tenant or licensee has prior to such date of determination renewed its lease or entered into a new lease on substantially similar or better economic terms for the applicable Real Estate, which new lease is deemed approved or approved by Agent (in either instance, as provided in this Agreement), or (Z) that have vacated or are not operating in their respective leased premises (except as a result of Temporary Closures) at any time during the twelve (12) months immediately prior to lease expiration, minus (B) the sum of all expenses and other proper charges incurred in connection with the operation of such Real Estate during such period (including, without limitation, real estate taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, actual management fees, payments under ground leases, bad debt and collection expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate but specifically excluding general overhead expenses of the REIT or any Subsidiary). Net Operating Income of a Person’s Real Estate shall include such Person’s pro rata share (based upon its Equity Percentage) of Net Operating Income from Real Estate of any Unconsolidated Affiliate or non-Wholly-Owned Subsidiary of such Person.

Net Rentable Area. With respect to any Real Estate (including any Borrowing Base Property), the floor area of any buildings, structures or improvements available for leasing by tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all such Real Estate of the same type unless otherwise approved by the Agent.

Non-Consenting Lender. See §18.8.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. Indebtedness of the REIT or its Subsidiaries or any Unconsolidated Affiliate thereof that is not Recourse Indebtedness.

Notes. Collectively, the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or insolvency proceeding, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise. Without limiting any of the foregoing, the Obligations shall include the Borrower’s or any Guarantor’s obligations to pay, discharge and satisfy any Erroneous Payment Subrogation Rights.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

Off-Balance Sheet Obligations. Liabilities and obligations of the REIT or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act, which the REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which the REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor)).

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

Payment Recipient. See §14.17(a).

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any “plan” (within the meaning of Section 4975(e)(1) of the Code), as determined pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

Potential Collateral. Any Equity Interests in a Wholly-Owned Subsidiary of Borrower which is not at the time included in the Collateral and whose assets consist of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders, and the completion and delivery of Borrowing Base Qualification Documents as required by the Agent.

Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the REIT or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Project Approvals. See §6.22.

Property Manager. Manager or another property manager approved by Agent, such approval not to be unreasonably withheld.

QFC Credit Support. See §36.

Real Estate. All real property, including, without limitation, the Borrowing Base Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by the REIT or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

Recipient. The Agent and any Lender.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, that portion of Indebtedness (whether secured or unsecured) in which the recourse of the applicable lender or lenders to the obligor for nonpayment is not limited to such lender’s lien on an asset or assets, including any guarantee of payment by the REIT or its Subsidiaries, whether direct or indirect, of the REIT, together with any Non-Recourse Exclusions at such time a written claim for payment of an amount of money under such agreement from such Person is made with respect thereto. If a Person is a single purpose entity which owns Real Estate and has Indebtedness which is not limited in recourse to that Real Estate, such Indebtedness shall not be considered “Recourse Indebtedness”, unless the REIT or a Subsidiary has guaranteed such Indebtedness on a recourse basis as of the applicable date of determination.

Reference Time. With respect to any setting of the then-current Benchmark means (a) if such Benchmark is Daily Simple SOFR, then four (4) SOFR Business Days prior to (i) if the date of such setting is a SOFR Business Day, such date or (ii) if the date of such setting is not a SOFR Business Day, the SOFR Business Day immediately preceding such date and (b) if such Benchmark is not Daily Simple SOFR, then the time determined by the Agent in accordance with the Benchmark Replacement Conforming Changes.

Register. See §18.2.

REIT. Modiv Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.

Relevant Governmental Body. The Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Rent Roll. A report prepared by the Borrower showing for each Borrowing Base Property or other Real Estate, as applicable, owned or leased by the REIT or a Subsidiary, its occupancy, lease expiration dates, lease rent, early termination options, co-tenancy requirements and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Representative. See §14.16.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50.0%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided that Required Lenders shall include at least two (2) Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Lenders as are Non-Defaulting Lenders).

Required Revolving Credit Lenders. As of any date, the Revolving Credit Lender or Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50.0%) of the Total Revolving Credit Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders; provided that Required Revolving Credit Lenders shall include at least two (2) Revolving Credit Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Revolving Credit Lenders as are Non-Defaulting Lenders).

Required Term Loan Lenders. As of any date, the Term Loan Lender or Term Loan Lenders whose aggregate Term Loan Commitment Percentage is greater than fifty percent (50.0%) of the Total Term Loan Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan Commitment Percentages of the Term Loan Lenders shall be redetermined for voting purposes only to exclude the Term Loan Commitment Percentages of such Defaulting Lenders; provided that Required Term Loan Lenders shall include at least two (2) Term Loan Lenders that are Non-Defaulting Lenders (or if there shall not be two (2) Non-Defaulting Lenders, then such fewer number of Term Loan Lenders as are Non-Defaulting Lenders).

Requirements. See §6.22.

Resolution Authority. An EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Revolving Credit Applicable Margin. On any date the Revolving Credit Applicable Margin for Revolving Credit SOFR Rate Loans and Revolving Credit Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of REIT and their respective Subsidiaries to the Total Asset Value of REIT and their respective Subsidiaries:

Pricing Level	Ratio	SOFR Credit Spread	SOFR Adjustment	Revolving Credit Applicable Margin for SOFR Rate Loans including Letters of Credit (SOFR Credit Spread plus the SOFR Adjustment)	Revolving Credit Applicable Margin for Base Rate Loans
Pricing Level 1	Less than or equal to 40%	1.55%	0.10%	1.65%	0.55%
Pricing Level 2	Greater than 40% but less than or equal to 45%	1.65%	0.10%	1.75%	0.65%
Pricing Level 3	Greater than 45% but less than or equal to 50%	1.75%	0.10%	1.85%	0.75%
Pricing Level 4	Greater than 50% but less than or equal to 55%	1.90%	0.10%	2.00%	0.90%
Pricing Level 5	Greater than 55% but less than or equal to 60%	2.05%	0.10%	2.15%	1.05%

The initial Revolving Credit Applicable Margin shall be at Pricing Level 3. The Revolving Credit Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by REIT to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that REIT shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Revolving Credit Applicable Margin for Revolving Credit Loans shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Revolving Credit Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Revolving Credit Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Revolving Credit Applicable Margin for any period (a “Revolving Credit Applicable Period”) than the Revolving Credit Applicable Margin applied for such Revolving Credit Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Revolving Credit Applicable Period, (ii) the Revolving Credit Applicable Margin shall be determined as if the Pricing Level for such higher Revolving Credit Applicable Margin were applicable for such Revolving Credit Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Revolving Credit Applicable Margin for such Revolving Credit Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower, and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement and after giving effect to any assignments made pursuant to the terms hereof. As of Closing Date, the aggregate Revolving Credit Commitment of all of the Revolving Credit Lenders is One Hundred Million and No/100 Dollars ($100,000,000.00). The Revolving Credit Commitment may increase in accordance with §2.11.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the Revolving Credit Lenders as of the Closing Date being identified on Schedule 1.1 hereto.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Revolving Credit Commitment to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. January 18, 2026, as the same may be extended as provided in §2.12, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.1(b).

Revolving Credit SOFR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to Daily Simple SOFR.

Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC or any successor to OFAC carrying out functions similar to the foregoing, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

S&P. S&P Global Inc., and any successor thereto.

SEC. The federal Securities and Exchange Commission.

Secured Debt. With respect to any Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien.

Secured Recourse Indebtedness. As of any date of determination, any Secured Debt which is recourse to a Person.

Securities Act. The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

Security Documents. Collectively, the Joinder Agreements, the Assignment of Interests, the Acknowledgments, the Cash Collateral Agreement, the Indemnity Agreement, the Guaranty, the UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor or an owner of a direct or indirect interest in a Subsidiary Guarantor which owns real property (which, for the avoidance of doubt, may be one or multiple parcels of real property) and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

SOFR or SOFR Rate. With respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

SOFR Adjustment. As defined in the definitions of Revolving Credit Applicable Margin and Term Loan Applicable Margin, as applicable.

SOFR Administrator. The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website. The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

SOFR Borrowing. As to any Loan, the SOFR Rate Loans comprising such Loan.

SOFR Business Day. Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Rate Day. The meaning specified in the definition of “Daily Simple SOFR”.

SOFR Rate Loan. A Loan that bears interest at a rate based on Daily Simple SOFR.

SOFR Unavailability Period. The period (if any) (a) beginning at the time that either (i) the SOFR Administrator permanently or indefinitely has ceased to provide SOFR or (ii) the SOFR Administrator has announced that SOFR is no longer representative and (b) ending at the time that either (i) the SOFR Administrator has resumed providing SOFR or (ii) the SOFR Administrator has announced that SOFR is representative, as applicable.

State. A state or commonwealth of the United States of America and the District of Columbia.

Subordination of Management Agreement. Each agreement pursuant to which a Property Manager subordinates its rights under a Management Agreement to the Loan Documents, as the same may be modified, amended, supplemented, restated or ratified from time to time, each such Agreement to be substantially in the form delivered on the Closing Date, with such changes thereto as the Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantor. Each Person, other than the REIT, that is a party to the Guaranty as of the date of this Agreement and each Additional Subsidiary Guarantor.

Supported QFC. See §36.

Swing Loan. See §2.5(a).

Swing Loan Commitment. An amount equal to Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note. See §2.5(b).

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Borrowing Base Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Temporary Closure. A temporary or periodic cessation in occupancy by a Tenant of the premises demised under its Lease due to closures that are (1) required pursuant to Applicable Law in the local jurisdiction in which such premises is located, (2) necessitated by or advisable (based on such tenant’s reasonable determination) in connection with emergencies, civil unrest, global pandemics (e.g., the COVID-19 pandemic) and other material health-related events affecting a substantial portion of the national or applicable state or local population or other similar extraordinary events, (3) necessary in connection with alterations undertaken by such tenant in accordance with the terms and conditions of its Lease, and/or (4) otherwise necessary, advisable and/or appropriate in the Agent’s discretion.

Tenant. The tenant of a Borrowing Base Property pursuant to a Lease, together with such tenant’s Affiliates and any guarantor of such tenant’s obligations under such Lease.

Term Base Rate Loans. The Term Loans bearing interest by reference to the Base Rate.

Term SOFR Rate Loans. The Term Loans bearing interest by reference to Daily Simple SOFR.

Term Loan or Term Loans. An individual Term Loan or the aggregate Term Loans, as the case may be (subject to increase as provided in §2.11) made by the Term Loan Lenders hereunder.

Term Loan Applicable Margin. On any date the Term Loan Applicable Margin for Term SOFR Rate Loans and Term Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of REIT and their respective Subsidiaries to the Total Asset Value of REIT and their respective Subsidiaries:

Pricing Level	Ratio	SOFR Credit Spread	SOFR Adjustment	Term Loan Applicable Margin for SOFR Rate Loans (SOFR Credit Spread plus the SOFR Adjustment)	Term Loan Applicable Margin for Base Rate Loans
Pricing Level 1	Less than or equal to 40%	1.50%	0.10%	1.60%	0.50%
Pricing Level 2	Greater than 40% but less than or equal to 45%	1.60%	0.10%	1.70%	0.60%
Pricing Level 3	Greater than 45% but less than or equal to 50%	1.70%	0.10%	1.80%	0.70%
Pricing Level 4	Greater than 50% but less than or equal to 55%	1.85%	0.10%	1.95%	0.85%
Pricing Level 5	Greater than 55% but less than or equal to 60%	2.00%	0.10%	2.10%	1.00%

The initial Term Loan Applicable Margin shall be at Pricing Level 3. The Term Loan Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by REIT to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that REIT shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Term Loan Applicable Margin for Term Loans shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders, in which event the Term Loan Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Term Loan Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Term Loan Applicable Margin for any period (a “Term Loan Applicable Period”) than the Term Loan Applicable Margin applied for such Term Loan Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Term Loan Applicable Period, (ii) the Term Loan Applicable Margin shall be determined as if the Pricing Level for such higher Term Loan Applicable Margin were applicable for such Term Loan Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Term Loan Applicable Margin for such Term Loan Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Term Loan Commitment. As to each Term Loan Lender, the amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loans from time to time Outstanding to the Borrower. As of Closing Date, the aggregate Term Loan Commitment of all of the Term Loan Lenders is One Hundred Fifty Million and No/100 Dollars ($150,000,000.00). The Term Loan Commitment may increase in accordance with §2.11.

Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement and after giving effect to any assignments made pursuant to the terms hereof.

Term Loan Commitment Period. See §2.1(b).

Term Loan Lenders. Collectively, the Lenders which have a Term Loan Commitment, the initial Term Loan Lenders as of the Closing Date being identified on Schedule 1.1 hereto.

Term Loan Maturity Date. January 18, 2027, or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Term Loan Notes. A promissory note or notes made by the Borrower in favor of a Term Loan Lender in the principal face amount equal to such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit B-2 hereto.

Term Loan Request. See §2.7(b).

Titled Agents. The Arrangers, and any syndication agent or documentation agent.

Total Asset Value. As of any date of determination, with respect to Borrower and its Subsidiaries on a consolidated basis, the sum of:

(1)       The amount of cash and Cash Equivalents of the Borrower and its Subsidiaries; plus

(2)       With respect to any Real Estate of the Borrower and its Subsidiaries that is then included in the calculation of Borrowing Base Availability, the Borrowing Base Value of such Real Estate then used for the purpose of determining Borrowing Base Value; plus

(3)       With respect to any Real Estate that is not then included in the calculation of Borrowing Base Availability or addressed in clause (4) below:

(a)       For Real Estate not owned or leased by REIT or its Subsidiaries for at least twelve (12) full calendar months as of the date of determination, the Acquisition Cost of such Real Estate, including additional amounts invested in such Real Estate, determined in accordance with GAAP;

(b)       For Real Estate owned or leased by REIT or its Subsidiaries for twelve (12) full calendar months or longer as of the date of determination, the NAV Valuation of such Real Estate, provided, however, that from and after the date (if any) that the Borrower has made the Capitalized Value Election, then such Real Estate shall be valued using the Capitalized Value thereof;

provided, however, that if the Agent has obtained an Appraisal for any such Real Estate pursuant to §5.2, then at Agent’s election, the value of such Real Estate for purposes of this subsection (3) shall be the Appraised Value thereof; and

(4)       With respect to all Land Assets, Development Properties and Mortgage Note Receivables owned by the REIT and its Subsidiaries, the aggregate undepreciated book value of all such assets determined in accordance with GAAP; and

(5)       The REIT’s pro rata share of such assets described in subparagraphs (1) through (4) above held by an Unconsolidated Affiliate (determined based upon its Equity Percentage in such Unconsolidated Affiliate), the value of which shall be determined consistent with the above-described treatment for wholly owned assets.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the Closing Date, the Total Commitment is Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00). The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of the Closing Date, the Total Revolving Credit Commitment is One Hundred Million and No/100 Dollars ($100,000,000.00). The Total Revolving Credit Commitment may increase in accordance with §2.11.

Total Term Loan Commitment. The sum of the Term Loan Commitments of the Term Loan Lenders, as in effect from time to time. As of the Closing Date, the Total Term Loan Commitment is One Hundred Fifty Million and No/100 Dollars ($150,000,000.00). The Total Term Loan Commitment may increase in accordance with §2.11.

Triple Net Lease. A Lease of all of the leasable area of a Borrowing Base Property under which the Tenant pays all operating expenses of the property including, without limitation, insurance, taxes, maintenance and capital expenditures relating to such property.

Type. Any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a SOFR Rate Loan.

UK Financial Institution. Any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority. The Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement. The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment (irrespective of whether such Person is an Affiliate under this Agreement), which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Indebtedness. With respect to any Person, Indebtedness of such Person which is not Consolidated Secured Indebtedness.

Unused Fee. See §2.3.

Unused Fee Percentage. With respect to any day during a calendar quarter, (a) 0.15% per annum, if the sum of the Outstanding Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans on such day is greater than or equal to 50% of the Total Revolving Credit Commitment, or (b) 0.25% per annum if the sum of the Outstanding Revolving Credit Loans, Letter of Credit Liabilities and Swing Loans on such day is less than 50% of the Total Revolving Credit Commitment.

U.S. Government Securities Business Day. Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Special Resolution Regimes. See §36.

U.S. Tax Compliance Certificate. See §4.3(g)(ii)(B)(iii).

Wholly-Owned Subsidiary. As to the Borrower or the REIT, any Subsidiary of the Borrower or the REIT that is directly or indirectly owned one hundred percent (100%) by the Borrower or the REIT, respectively.

Withholding Agent. The REIT, Borrower, any other Guarantor and the Agent, as applicable.

Write-Down and Conversion Powers. (a) With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those power.

§1.2          Rules of Interpretation.

(a)            A reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)            The singular includes the plural and the plural includes the singular.

(c)            A reference to any law includes any amendment or modification of such law.

(d)            A reference to any Person includes its permitted successors and permitted assigns.

(e)            A reference to any Person includes its permitted successors and permitted assigns, and in the event Borrower or a Guarantor is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division.

(f)            Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(g)            The words “include”, “includes” and “including” are not limiting.

(h)            The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(i)             All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(j)             Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(k)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(l)             In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower, Guarantors or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(m)           To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then any further qualifier as to representations and warranties being true and correct “in all material respects” contained elsewhere in the Loan Documents shall not apply with respect to any such representations and warranties.

(n)            For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(o)            The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

§2.	THE CREDIT FACILITY.

§2.1          Revolving Credit Loans.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7(a), such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the sum of such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the sum of (A) the Borrowing Base Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans, Term Loans and Swing Loans, plus (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Term Loans, Swing Loans and Letter of Credit Liabilities shall not at any time (i) exceed the lesser of (A) Borrowing Base Availability and (B) the Total Commitment or (ii) cause a violation of the covenants set forth in §7.19 or §9.1, nor shall the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities exceed the Total Revolving Credit Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11 have been satisfied on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Revolving Credit Commitment Percentage of the Revolving Credit Commitments and the principal face amount of its Revolving Credit Note.

(b)            The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B-1 hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2          Commitment to Lend Term Loans.

(a)            Subject to the terms and conditions set forth in this Agreement, (X) on the Closing Date, each of the Term Loan Lenders shall severally and not jointly lend to the Borrower, and the Borrower shall borrow, Term Loans in the aggregate principal amount of $100,000,000.00, and (Y) during the period beginning on the Closing Date and ending on the date that is hundred eighty (180) days after the Closing Date (the “Term Loan Commitment Period”), each of the Term Loan Lenders severally and not jointly agrees to lend to the Borrower, and the Borrower may borrow from time to time up to a maximum of three (3) times, upon notice by the Borrower to the Agent given in accordance with §2.7(b), such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) the amount of such Term Loan Lender’s Term Loan Commitment, and (ii) such Term Loan Lender’s Term Loan Commitment Percentage of the sum of (A) the Borrowing Base Availability minus (B) the sum of (1) the principal amount of all outstanding Revolving Credit Loans, Term Loans and Swing Loans, plus (2) the aggregate amount of Letter of Credit Liabilities, and with respect to any increase of the Term Loans on the applicable Commitment Increase Date (i) with respect to any existing Term Loan Lender, the amount by which such Term Loan Lender’s Term Loan Commitment increases on the applicable Commitment Increase Date and with respect to any new Term Loan Lender, the amount of such new Lender’s Term Loan Commitment, and (ii) such Term Loan Lender’s Term Loan Commitment Percentage of the sum of (A) the Borrowing Base Availability minus (B) the sum of (1) the principal amount of all outstanding Revolving Credit Loans, Term Loans and Swing Loans, plus (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans, Term Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time (i) exceed the lesser of (A) Borrowing Base Availability and (B) the Total Commitment or (ii) cause a violation of the covenants set forth in §7.19 or §9.1, nor shall the outstanding principal amount of the Term Loans (after giving effect to all amounts requested) exceed the Total Term Loan Commitment. Except for any additional Term Loans made as a result of any increase in the Total Term Loan Commitment pursuant to §2.11, Borrower shall not have the right to draw down any Term Loans after the Term Loan Commitment Period has expired, and the amount of any Term Loan requested during the Term Loan Commitment Period shall be, subject to the terms of this Agreement, not less than $10,000,000.00 and increments of $5,000,000.00 in excess thereof. In addition, any additional Term Loans made as a result of any increase in the Total Term Loan Commitments pursuant to §2.11 shall be made on the applicable Commitment Increase Date and the amount of the Term Loans requested on such applicable Commitment Increase Date shall be, subject to the terms of this Agreement, not less than $10,000,000.00 and increments of $5,000,000.00 in excess thereof. Each request for a Term Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §§10 and 11 have been satisfied on the date of such request. The Agent may assume that the conditions in §§10 and 11 have been satisfied unless it receives prior written notice from a Term Loan Lender that such conditions have not been satisfied. No Term Loan Lender shall have any obligation to make Term Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Term Loan Commitment Percentage of the Term Loan Commitments and the principal face amount of its Term Loan Note.

(b)            The Term Loans shall be made pro rata in accordance with each Term Loan Lender’s Term Loan Commitment Percentage and be evidenced by the Term Loan Notes. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Term Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The Outstanding Term Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Term Loan Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Loan Note to make payments of principal of or interest on any Term Loan Note when due.

§2.3          Unused Fee.

(a)            Revolving Credit Unused Fee. The Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages a Revolving Credit facility unused fee (the “Unused Fee”) calculated by multiplying the Unused Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Total Revolving Credit Commitment over the outstanding principal amount of Revolving Credit Loans, and Swing Loans, plus the face amount of Letters of Credit, in all instances Outstanding on such day. The Unused Fee shall be payable quarterly in arrears on the first (1st) Business Day after the last day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

(b)            Term Loan Unused Fee. During the period commencing on April 19, 2022 and ending on the last day of the Term Loan Commitment Period, the Borrower agrees to pay to the Agent for the account of the Term Loan Lenders (other than a Defaulting Lender for such period of time as such Term Loan Lender is a Defaulting Lender) in accordance with their respective Term Loan Commitment Percentages a term loan facility unused fee calculated for each day during such period at the rate of 0.15% per annum, calculated as a per diem rate, times the excess of the Total Term Loan Commitment over the outstanding principal amount of the Term Loans in all instances Outstanding on such day. The term loan facility unused fee shall be payable quarterly in arrears on the first (1st) Business Day after the last day of each calendar quarter for the immediately preceding calendar quarter or portion thereof.

§2.4          Reduction and Termination of the Revolving Credit Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof (provided that in no event shall the Total Revolving Credit Commitment be reduced in such manner to an amount less than fifty percent (50%) of the highest Total Revolving Credit Commitment ever in effect under this Agreement) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the Swing Loan Commitment and Letter of Credit Commitment. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5          Swing Loan Commitment.

(a)            Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the outstanding principal amount of the Revolving Credit Loans, Term Loans and Swing Loans (after giving effect to all amounts requested) plus Letter of Credit Liabilities shall not at any time exceed the lessor of (a) the Total Commitment and (b) the Borrowing Base Availability, or cause a violation of the covenants set forth in §7.19 or §9.1, nor shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans (after giving effect to all amounts requested) and Letter of Credit Liabilities exceed the Total Revolving Credit Commitment. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §§10 and 11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §§10 and 11 have been satisfied unless the Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within three (3) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is three (3) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.

(b)            The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit C hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)            The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be for the Minimum Borrowing Amount) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7(a) and (b). Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Revolving Credit Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

(d)            The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit SOFR Rate Loan, provided that the making of such Revolving Credit SOFR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit SOFR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §§12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than one (1) Business Day after the date such request was made by the Swing Line Lender just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)            If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)            Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)            Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of the REIT or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and the Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender, thereby making such Revolving Credit Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6          Interest on Loans.

(a)            Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit SOFR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Revolving Credit Applicable Margin for Revolving Base Rate Loans.

(b)            Each Revolving Credit SOFR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day on which such Revolving Credit SOFR Rate Loan is repaid or converted to a Revolving Credit Base Rate Loan at the rate per annum equal to the sum of Daily Simple SOFR plus the Revolving Credit Applicable Margin for Revolving Credit SOFR Rate Loans.

(c)            Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or converted to a Term SOFR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Term Loan Applicable Margin for Term Base Rate Loans.

(d)            Each Term SOFR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day on which such Term SOFR Rate Loan is repaid or converted to Term Base Rate Loan at the rate per annum equal to the sum of Daily Simple SOFR plus the Term Loan Applicable Margin for Term SOFR Rate Loans.

(e)            The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(f)            Base Rate Loans and SOFR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(g)            Upon the Borrower’s receipt of notice of the commencement of a SOFR Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of, SOFR Loans to be made, converted or continued during any SOFR Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Base Rate Loans. During a SOFR Unavailability Period, the component of the Base Rate based upon SOFR will not be used in any determination of the Base Rate. If a SOFR Unavailability Period has commenced and the circumstances are not likely to be temporary, then the provisions of §4.15 shall be applicable.

§2.7          Requests for Loans.

(a)            Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D-1 hereto (or telephonic notice confirmed in writing in the form of Exhibit D-1 hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to SOFR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by the chief executive officer, president or chief financial officer of the REIT on behalf of Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be for the Minimum Borrowing Amount.

(b)            Term Loans. For each Term Loan which Borrower requests during the Term Loan Commitment Period in accordance with §2.2, except with respect to the initial Term Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D-2 hereto (or telephonic notice confirmed in writing in the form of Exhibit D-2 hereto) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to SOFR Rate Loans (a “Term Loan Request”). Each such notice shall specify with respect to the requested Term Loan the proposed principal amount of such Term Loan, the Type of Term Loan and the Drawdown Date. Each such notice shall also contain (a) a general statement as to the purpose for which such Term Loan shall be used (which purpose shall be in accordance with the terms of §2.9) and (b) a certification by the chief executive officer, president or chief financial officer of the REIT on behalf of Borrower that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Term Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Term Loan Lenders thereof. Each such Term Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Term Loan requested from the Term Loan Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Term Loan Lender that fails to advance its proportionate share of a requested Term Loan as required by this Agreement. Each Term Loan Request shall be in a minimum aggregate amount of $10,000,000.00 or an integral multiple of $5,000,000.00 in excess thereof.

§2.8          Funds for Loans.

(a)            Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans, as applicable, each of the Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable, of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §§10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans, as applicable, made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage or Term Loan Commitment Percentage, as applicable, of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Revolving Credit Commitment Percentage or Term Loan Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)            Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s applicable Commitment Percentage of a proposed Loan, the Agent may in its discretion assume that such Lender has made such Loan available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9          Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of existing Indebtedness on the Initial Borrowing Base Properties, (c) acquisitions of, and capital expenditures with respect to, Real Estate of the REIT and its Subsidiaries, and (d) general corporate purposes of the REIT and its Subsidiaries.

§2.10      Letters of Credit.

(a)            Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment, (iii) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, Term Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base Availability, or cause a violation of the covenants set forth in §7.19 or §9.1, (iv) in no event shall the sum of the outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities (after giving effect to any requested Letter of Credit) exceed the Total Revolving Credit Commitment, (v) the conditions set forth in §§10 and 11 shall have been satisfied, and (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §§10 and 11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof (or such longer period as Issuing Lender may approve but in any event not later than the Revolving Credit Maturity Date); provided, however, that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Credit Maturity Date. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.

(b)            Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief executive officer, president or chief financial officer of the REIT that the Borrower and Guarantors are, and will be immediately after giving effect to the issuance of such Letter of Credit, in compliance with all covenants under the Loan Documents. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)            The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)            Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)            Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) per annum of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Revolving Credit Applicable Margin then applicable to SOFR Rate Loans on the face amount of such Letter of Credit. Such fees pursuant to §2.10(e)(ii) shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f)            In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding SOFR Loan under this Agreement (the Borrower being deemed to have requested a SOFR Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding SOFR Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)            If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)            Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)             The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)             The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11      Increase in Total Commitment.

(a)            Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time prior to the applicable Maturity Date to request an increase in the Total Revolving Credit Commitment and/or the Total Term Loan Commitment to an aggregate Total Commitment of not more than $500,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase to the aggregate Commitment must be in a minimum amount of $10,000,000.00 and increments of $5,000,000.00 in excess thereof; and provided further that any Commitment Increase shall be subject to the approval of the Agent. The execution and delivery of the Increase Notice by the Borrower shall constitute a representation and warranty by the Borrower that all the conditions set forth in this §2.11 shall have been satisfied on the date of such Increase Notice. The Commitment Increase may be allocated (1) to the then existing Revolving Credit Commitments, having the same terms as the existing Revolving Credit Commitments, (2) to the then existing Term Loan Commitments having the same terms as the existing Term Loan Commitments, or (3) any combination thereof satisfactory to Borrower, Agent and existing or additional Revolving Credit Lenders or Term Loan Lenders, as applicable, providing such additional Revolving Credit Commitments or Term Loan Commitments, as applicable.

Upon receipt of any Increase Notice and the approval thereof by the Agent, the Agent shall consult with KBCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, in connection with such increase in the Revolving Credit Commitment and/or Term Loan Commitment, as applicable, pursuant to the Agreement Regarding Fees. If the Borrower agrees to pay the facility fees so determined (and/or such other fees as may be agreed to by the Borrower and the Agent), the Agent shall send a notice to all Revolving Credit Lenders and/or Term Loan Lenders, as applicable (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment and/or the Total Term Loan Commitment, as applicable, and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender and/or Term Loan Lender, as applicable, who desires to provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, upon such terms shall provide the Agent with a written commitment letter specifying the amount of such additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and KBCM shall allocate the Commitment Increase among the Revolving Credit Lenders and/or Term Loan Lenders, as applicable, who provide such commitment letters on such basis as the Agent and KBCM, shall determine in their sole discretion. If the additional Revolving Credit Commitments and/or Term Loan Commitments, as applicable, so provided are not sufficient to provide the full amount of the Revolving Credit Commitment Increase and/or the Term Loan Commitment Increase, as applicable, that is requested by the Borrower, then the Agent, KBCM, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to the Agent, KBCM, and the Borrower) to become a Revolving Credit Lender and/or Term Loan Lender, as applicable, and provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable. The Agent shall provide all Revolving Credit Lenders and/or Term Loan Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, to be provided by each Revolving Credit Lender and/or Term Loan Lender, as applicable, and the revised Revolving Credit Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, which shall be applicable after the effective date of the Revolving Credit Commitment Increase and/or Term Loan Commitment Increase, as applicable, specified therein (each, a “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment and/or Term Loan Commitment.

(b)            On any Commitment Increase Date where the Revolving Credit Commitment is increasing, the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Swing Loans and Letter of Credit Liabilities shall be similarly adjusted. On any Commitment Increase Date where the Revolving Credit Commitment is increasing, those Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Base Rate Loans until converted to SOFR Rate Loans which are allocated among all Lenders based on their Commitment Percentages. The Borrower further agrees to amounts due pursuant to §4.7, if any, resulting from any Commitment Increase.

(c)            Upon the effective date of each increase in the Total Revolving Credit Commitment and/or or Total Term Loan Commitment pursuant to this §2.11, the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes and Term Loan Notes for each Lender whose Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment and such Term Loan Lender’s Term Loan Note shall equal its Term Loan Commitment. The Agent shall deliver such replacement Revolving Credit Notes and Term Loan Notes to the respective Lenders in exchange for the Revolving Credit Notes and Term Loan Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes and Term Loan Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and Term Loan Notes, as applicable, and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes and Term Loan Notes, as applicable. In connection therewith, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and Term Loan Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Revolving Credit Notes and Term Loan Notes shall be canceled and returned to the Borrower.

(d)            Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders (including any Persons that elect to become Term Loan Lenders) to increase the Total Revolving Credit Commitment and/or the Total Term Loan Commitment, as applicable, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment and/or the Total Term Loan Commitment, as applicable:

(i)             Payment of Activation Fee. The Borrower shall pay (A) to the Agent and KBCM those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase (or, if applicable, pursuant to a separate fee agreement to be entered into among the Borrower, the Agent and KBCM prior to the applicable Commitment Increase Date), and (B) to KBCM such facility fees as the Lenders who are providing an additional Revolving Credit Commitment or Term Loan Commitment, may require to increase the aggregate Revolving Credit Commitment or Term Loan Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KBCM shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)            No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment or Total Term Loan Commitment is increased, there shall exist no Default or Event of Default; and

(iii)           Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Credit Commitment or Total Term Loan Commitment is increased, both immediately before and after the Total Revolving Credit Commitment or Total Term Loan Commitment is increased, except to the extent of (A) changes to representations and warranties caused by events that are not Defaults or Events of Default and (B) changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects);

(iv)           Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least three (3) Business Days prior to the Commitment Increase Date, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification; and

(v)            Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, evidence of authority to borrow, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion (including, without limitation, in the case of the Borrower, a Compliance Certificate and Borrowing Base Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase; and

(vi)           Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

(e)           Amendments. The Agent and the Borrower may, without the consent of any Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent and the Borrower, to effect the increase in Commitments pursuant to this §2.11, including, without limitation, establishing pricing, commitment fees and the maturity of any new Commitments and Loans, incorporation of a new pari passu revolving credit or term loan tranche and amendments in respect of borrowing and prepayment procedures for any new pari passu revolving credit or term loan tranche. The provisions of this §2.11 shall supersede any provisions in §27 to the contrary.

§2.12      Extension of Revolving Credit Maturity Date.

(a)            First Extension Option. The Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to July 18, 2026 upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(i)             Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.

(ii)            Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to seven and one-half (7.5) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii)           No Default. On the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iv)           Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

(v)            Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least three (3) Business Days prior to the Revolving Credit Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

(vi)           Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require, and the Borrower shall pay the cost of any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

(b)            Second Extension Option. Provided that Borrower has validly extended the Revolving Credit Maturity Date pursuant to §2.12(a), Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to January 18, 2027 upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(i)             Extension Request. The Borrower shall deliver an Extension Request to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.

(ii)            Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to seven and one-half (7.5) basis points on the Total Revolving Credit Commitment in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii)           No Default. On the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(iv)           Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

(v)            Beneficial Ownership Certification. If requested by the Agent or any Lender, Borrower shall have delivered, at least three (3) Business Days prior to the Revolving Credit Maturity Date (as determined without regard to such extension), to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

(vi)           Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and Lenders such additional consents and affirmations and other documents (including, without limitation, amendments to the Security Documents) as the Agent may reasonably require, and the Borrower shall pay the cost of any update of UCC searches, recordings costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such extension.

§2.13      Defaulting Lenders.

(a)            If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, the Required Revolving Credit Lenders, the Required Term Loan Lenders, all of the Lenders or affected Lenders, shall, except as specifically provided in §27, be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1.0%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b)             Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Required Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees (taking into account any previous purchase of the Defaulting Lender’s Commitment or portion thereof, including by any Non-Defaulting Lender). Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c)            During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §§10 and 11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and (iv) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (a) the Revolving Credit Commitment of that Non-Defaulting Lender minus (b) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)             Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Revolving Credit Lenders pro rata in accordance with their Revolving Credit Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)            Within five (5) Business Days of demand by the Issuing Lender or the Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and the Swing Loan Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender and/or the Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender and/or the Swing Loan Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)            (i) Each Revolving Credit Lender that is a Defaulting Lender shall not earn and shall not be entitled to receive any Unused Fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender.

(ii)            Each Revolving Credit Lender that is a Defaulting Lender shall not earn and shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Revolving Credit Lender is a Defaulting Lender.

(iii)           With respect to any Unused Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)            If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans, as applicable, to be held on a pro rata basis by the Lenders in accordance with their respective Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.	REPAYMENT OF THE LOANS.

§3.1          Stated Maturity.

(a)            The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

(b)            The Borrower promises to pay on the Term Loan Maturity Date and there shall become absolutely due and payable on the Term Loan Maturity Date all of the Outstanding Term Loans on such date, together with any and all accrued and unpaid interest thereon.

§3.2          Mandatory Prepayments. If at any time (i) the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities exceeds the lesser of (A) the Total Revolving Credit Commitment or (B) the Borrowing Base Availability minus the principal amount of the Outstanding Term Loans, or (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans, the Term Loans and the Letter of Credit Liabilities exceeds the lesser of (A) the Total Commitment or (B) the Borrowing Base Availability (the occurrence of either clause (i) or clause (ii) being a “Non-Compliance Event”), then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders (in the case of clause (i)(A)) or all of the Lenders (in the case of clauses (i)(B) and (ii)), as applicable, for application to the Revolving Credit Loans, Swing Loans and Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, and deposit in the Collateral Account and pledge to Agent cash in an amount (as necessary) equal to the amount of all Outstanding Letter of Credit Liabilities, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

§3.3          Optional Prepayments.

(a)            The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, the Term Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b)            The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans, the Loans to be prepaid and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4          Partial Prepayments. Each prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof (unless, in either instance, a lesser amount would be due where the Loans are prepaid in full), shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §§3.2 and 3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower and then to the principal of Revolving Credit Loans and the pro rata to the principal of any Outstanding Term Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of SOFR Rate Loans).

§3.5          Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §§3.2 and 3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2. Any portion of the Term Loans that is repaid may not be reborrowed.

§4.	CERTAIN GENERAL PROVISIONS.

§4.1          Conversion Options. The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan, respectively, of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a SOFR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a SOFR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election; (ii) with respect to any such conversion of a Base Rate Loan to a SOFR Rate Loan, the Borrower shall give the Agent at least three (3) SOFR Business Days’ prior written notice of such election, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than eight (8) Revolving Credit SOFR Rate Loans and one Term SOFR Rate Loan, outstanding at any one time; and (iii) no Loan may be converted into a SOFR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than the Minimum Borrowing Amount. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its SOFR Lending Office, as the case may be. Each Conversion/ Continuation Request relating to the conversion of a Base Rate Loan to a SOFR Rate Loan shall be irrevocable by the Borrower.

§4.2          Fees. The Borrower agrees to pay to KeyBank, the Agent and KBCM for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated as of November 12, 2021 among the Borrower, KeyBank and KBCM (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3          Funds for Payments.

(a)            All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)            All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)            The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)            Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)            As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)            (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(III)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)             If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(i)             Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)             The obligations of the Borrower to the Revolving Credit Lenders under this Agreement with respect to Letters of Credit (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Revolving Credit Lenders (other than the defense of payment to the Revolving Credit Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided nothing in this clause (xiii) shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

(k)             For purposes of this §4.3, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

§4.4          Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or a 365 or 366 day year, as applicable, in the case of Base Rate Loans) and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5          Inability to Determine Rates.

(a)            Temporary. If the Agent determines (which determination shall be conclusive and binding on the Borrower) that “Daily Simple SOFR” cannot be determined pursuant the definition thereof other than due to a Benchmark Transition Event, the Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower and the Lenders, (i) any obligation of any Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (ii) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the SOFR component of Base Rate) and (iii) the component of Base Rate based upon SOFR will not be used in any determination of Base Rate, in each case, until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to §4.7.

(b)             Permanent. If the Agent determines (which determination shall be conclusive and binding on the Borrower) that “Daily Simple SOFR” cannot be determined pursuant to the definition thereof as a result of a Benchmark Transition Event, or an Early Opt-in Election, the Agent will promptly so notify the Borrower and each Lender, and the provisions of §4.15 of this Agreement shall be applicable. Upon notice thereof by the Agent to the Borrower and the Lenders, (i) any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, (ii) all SOFR Loans shall be immediately converted to Base Rate Loans (the interest rate on which Base Rate Loans shall be determined by the Agent without reference to the SOFR component of Base Rate) and (iii) the component of Base Rate based upon SOFR will not be used in any determination of Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein. Unless and until Agent and the Borrower have amended this Agreement to provide for a Benchmark Replacement in accordance with §4.15 of this Agreement, all Loans shall be Base Rate Loans.

§4.6          Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest such determined by reference to Daily Simple SOFR or SOFR, or to determine or charge interest rates based upon Daily Simple SOFR or SOFR, then, upon notice thereof to the Borrower, (a) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to the SOFR component of Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to the SOFR component of Base Rate), on the Interest Payment Date therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (ii) if necessary to avoid such illegality, the Agent shall during the period of such suspension compute the Base Rate without reference to the SOFR component thereof until it is no longer illegal for such Lender to determine or charge interest rates based upon Daily Simple SOFR Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to §4.7.

§4.7          Breakage Compensation. In the event of (a) the payment of any principal of any SOFR Loan other than on the Interest Payment Date therefor (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the Interest Payment Date therefor, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the Interest Payment Date therefor as a result of a request by the Borrower, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of the Agents setting forth any amount or amounts that the Lender are entitled to receive pursuant to this §4.7 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Agent the amount shown as due on any such certificate within ten (10) days after receipt thereof, or such earlier date as may be required by this Agreement.

§4.8          Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)            subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b)            materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)            impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)            impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)             to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)            to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii)           to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9          Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any Applicable Law regarding liquidity or capital ratios or requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding liquidity or capital ratios or adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed (i) to constitute the adoption of or a change in Applicable Law and (ii) to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10      Intentionally Omitted.

§4.11      Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Revolving Credit Applicable Margin for Revolving Credit Base Rate Loans plus three percent (3.0%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%) above the Letter of Credit fee that would otherwise be applicable to such time, if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due but not including the final balloon payment of principal due on the Loan.

§4.12      Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.

§4.13      Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in §2.6. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, arrangement fees, amendment fees, extension fees, up-front fees, commitment fees, facility fees, closing fees, letter of credit fees, underwriting fees, prepayment fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, or any other similar amounts are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Borrower hereby acknowledges and agrees that the Lenders have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations. Any use by the Borrower of certificates of deposit issued by any Lender or other accounts maintained with any Lender has been and shall be voluntary on the part of the Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14      Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.6 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.6 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§4.15      Effect of Benchmark Transition Event.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Borrower may amend this Agreement to replace the Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of Daily Simple SOFR with a Benchmark Replacement pursuant to this §4.15 will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this §4.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this §4.15.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the Adjusted Term SOFR Rate will not be used in any determination of Base Rate.

§5.	COLLATERAL SECURITY; GUARANTORS.

§5.1          Collateral. The Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2          Appraisals. The Agent shall have the right to obtain new Appraisals or an update to existing Appraisals with respect to any Borrowing Base Property (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require Appraisals, (ii) at any time following a Default or Event of Default, or (iii) at any time the Agent and the Required Lenders believe that there has been a material adverse change with respect to any such property including, without limitation, a material change in the market in which any such property is located which may affect the value of such property. The expense of such Appraisals and/or updates performed pursuant to this §5.2 shall be borne by the Borrower and payable to Agent within ten business (10) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a property obtained pursuant to this §5.2 more often than once in any period of twelve (12) months.

§5.3          Additional Collateral.

Provided no Default or Event of Default exists, the Borrower shall have the right subject to the satisfaction by the Borrower of the conditions set forth in this §5.3 and §5.4, to add Potential Collateral and the related Borrowing Base Property to the calculation of Borrowing Base Availability. In the event the Borrower desires to add additional Potential Collateral and the related Borrowing Base Property to the Borrowing Base Availability as aforesaid, the Borrower shall provide written notice to the Agent of such request at least ten (10) days prior to the date that Borrower desires to add additional Potential Collateral and the related Borrowing Base Property to the Borrowing Base Availability, which notice shall include the Adjusted Pro Forma Net Operating Income and the NAV Valuation attributable to such Real Estate and be accompanied by the rent roll for such Real Estate. No Potential Collateral and the related Borrowing Base Property shall be included in the calculation of the Borrowing Base Availability unless and until the following conditions precedent shall have been satisfied as determined by Agent (or as required by this Agreement, the Required Lenders):

(a)            such Potential Collateral shall be Eligible Real Estate;

(b)            such Real Estate shall be owned (or leased to a Subsidiary Guarantor as lessee under a Ground Lease) by a Wholly-Owned Subsidiary of the Borrower, and said Wholly-Owned Subsidiary, and any other Wholly-Owned Subsidiary of Borrower owning or leasing an interest therein, shall have executed a Joinder Agreement and satisfied the conditions of §5.4;

(c)            prior to or contemporaneously with such addition, the Borrower shall have submitted to the Agent a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 and a Borrowing Base Certificate, both prepared on a pro forma basis and adjusted to give effect to such addition, and shall certify that after giving effect to such addition, no Default or Event of Default shall exist;

(d)            the Borrower and any Wholly-Owned Subsidiary of Borrower owning a direct or indirect interest (or Equity Interest) therein, as applicable, which is the direct or indirect owner and/or lessee of the Real Estate, as applicable, shall have executed and delivered to the Agent all Borrowing Base Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;

(e)            after giving effect to the inclusion of such Eligible Real Estate, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date of which it was made and shall also be true as of the time of the addition of such Borrowing Base Property with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default of Event of Default shall have occurred and be continuing and the Agent shall have received a certificate of the Borrower to such effect; and

(f)            the provisions of §7.19 shall be satisfied; and the Borrower shall have delivered to the Agent a certification of the satisfaction of the terms of this §5.3, which certificate shall be in form and substance reasonably satisfactory to Agent.

Notwithstanding the foregoing, in the event such Real Estate does not qualify as Eligible Real Estate, such Real Estate shall be included as a Borrowing Base Property so long as the Agent shall have received the prior written consent of the Agent and the Required Lenders to the inclusion of such Real Estate as a Borrowing Base Property.

§5.4          Additional Guarantors; Release of Guarantors.

(a)            In the event that the Borrower shall request that certain Real Estate owned (or leased to a Subsidiary Guarantor as lessee under a Ground Lease) by a Wholly-Owned Subsidiary of the Borrower be included as a Borrowing Base Property as contemplated by §5.3 and such Real Estate is included as a Borrowing Base Property in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate being included as a Borrowing Base Property, cause each such Wholly-Owned Subsidiary, and each Wholly-Owned Subsidiary which owns an interest therein, to execute and deliver to the Agent a Joinder Agreement, and each such Subsidiary shall become a Guarantor hereunder and thereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement and such Security Documents as the Agent may require. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct or complied with, as applicable, with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

(b)            In the event that all Borrowing Base Properties owned or leased by a Subsidiary Guarantor shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Guarantor shall be released by Agent from liability under this Agreement and the other Loan Documents, provided that such Subsidiary Guarantor is not otherwise required to be a Guarantor, such release documents to be in form and substance reasonably satisfactory to the Agent.

(c)            The provisions of §5.4 shall not entitle Borrower or the REIT to any release from the Loan Documents.

§5.5          Partial Release of Collateral.

(a)            Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.5), the Agent shall release a Borrowing Base Property (and if Borrower and/or a Subsidiary Guarantor has pledged its Equity Interests in the applicable Subsidiary Guarantor pursuant to the Assignment of Interests which Subsidiary Guarantor is to be released pursuant to §5.4(b), such release shall include the Equity Interests in the applicable Subsidiary Guarantor) upon the request of the Borrower in connection with a sale or other permanent disposition or refinancing of such Borrowing Base Property, subject to and upon the following terms and conditions:

(i)             the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(ii)            the Borrower shall submit to the Agent with such request a Compliance Certificate and Borrowing Base Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(iii)           all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(iv)           the Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees; and

(v)            if applicable, the Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans and Letter of Credit Liabilities so that no violation of the covenants set forth in §7.19 or §9.1 shall occur.

§5.6          Release of Collateral. Upon the refinancing or repayment of the Obligations in full and termination of the obligation to provide additional Loans or issue Letters of Credit to Borrower, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and release the Borrower and Guarantors (other than with respect to obligations that survive termination of this Agreement), provided that Agent has not received a notice from the Representative or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof. Such release documents shall be in form and substance reasonably satisfactory to the Agent.

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows:

§6.1          Corporate Authority, Etc.

(a)            Incorporation; Good Standing. The REIT is a Maryland corporation duly organized pursuant to its certificate of formation or organization filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. The REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and where any of the Borrowing Base Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)            Subsidiaries. Except as set forth on Schedule 6.1, each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own or lease its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where any of the Borrowing Base Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(c)            Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, operating agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent.

(d)            Enforceability. This Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2          Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3          Title to Properties. Except as indicated on Schedule 6.3 hereto, the REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) subject to no rights of others, including any mortgages, leases pursuant to which the REIT or any of its Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4          Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated balance sheet of the REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow as of the Balance Sheet Date certified by the chief financial officer of the REIT, (b) an unaudited statement of Net Operating Income for the period ending September 30, 2021, reasonably satisfactory in form to the Agent and certified by the chief financial officer of the REIT as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Collateral, including, without limitation, the Borrowing Base Properties. The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of the REIT and its Subsidiaries as of such dates and the consolidated results of the operations of the REIT and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5          No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4 (with the date which is the most recent being applicable), there has occurred no materially adverse change in the financial condition, operations, business or assets of the REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheets of the REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows as of the Balance Sheet Date, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations, business or assets of the REIT, its Subsidiaries or any of the Real Estate from the condition shown on the financial statements delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, assets, operations or financial condition of the REIT and its Subsidiaries, considered as a whole, or of any of the Borrowing Base Properties.

§6.6          Franchises, Patents, Copyrights, Etc.. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, trade secrets, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as set forth on Schedule 6.6 hereto, none of the Borrowing Base Properties is owned, leased or operated by the Borrower or its Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, tradenames, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6.

§6.7          Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Collateral or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the Closing Date there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries or any Collateral. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

§6.8          No Material Adverse Contracts, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9          Compliance with Other Instruments, Laws, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10      Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations except those which are being contested in good faith and by appropriate proceedings as permitted by this Agreement, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. Except as set forth on Schedule 6.10, there are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for the REIT is 47-4156046, and the taxpayer identification number for the Borrower is 35-2562247.

§6.11      No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12      Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13      Setoff, Etc.. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the REIT or any of their Subsidiaries or Affiliates or, to the best knowledge of the Borrower, any other Person.

§6.14      Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.15      Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of REIT or any of its Subsidiaries, including, without limitation, any Borrowing Base Property or other Collateral, constitutes a Plan Asset.

§6.16      Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, taken as a whole, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not (to Borrower’s knowledge), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Collateral, including, without limitation, the Borrowing Base Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, taken as a whole, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the REIT or the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.17      Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower is 130 Newport Center Drive, Suite 240, Newport Beach, California 92660.

§6.18      Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19      Environmental Compliance. The Borrower has obtained and provided to the Agent, or in the case of Borrowing Base Properties acquired after the date hereof will obtain and provide to the Agent, written environmental site assessment reports of the Environmental Engineer, which reports shall be in form and substance satisfactory to the Agent (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports with respect to Borrowing Base Properties, the Borrower makes the following representations and warranties:

(a)            None of the Borrower, the Guarantors or their respective Subsidiaries nor any manager of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property.

(b)            None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that Borrower, any Guarantor or any of its respective Subsidiaries has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which Borrower, any Guarantor or any of its respective Subsidiaries has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that Borrower, any Guarantor or any of its respective Subsidiaries is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (i) involves Real Estate (other than the Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Borrowing Base Property.

(c)            (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’ respective businesses or the tenant’s residency and in accordance with applicable Environmental Laws; (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to any Real Estate (other than the Borrowing Base Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).

(d)            None of the Borrower, the Guarantors, their respective Subsidiaries nor the Borrowing Base Properties is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, except for such matters with which the Borrower, the Guarantors, their respective Subsidiaries shall have complied with as of the Closing Date.

(e)            There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Borrowing Base Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Borrowing Base Property.

(f)            There has been no claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property, nor is there any basis for such a claim.

§6.20      Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the Closing Date, all of the Subsidiaries of the REIT, the form and jurisdiction of organization of each of the Subsidiaries, and the REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the Closing Date, all of the Unconsolidated Affiliates of the REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, the REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules.

§6.21      Leases. Except as set forth on Schedule 6.21 with respect to the Borrowing Base Properties as of the Closing Date or as disclosed in writing to Agent prior to the acceptance of any additional Borrowing Base Properties, none of the Borrowing Base Properties is subject to any Lease or other occupancy agreement, other than the Leases disclosed on the Rent Roll provided to Agent prior to the acceptance of such Real Estate as a Borrowing Base Property and Leases entered into subsequent to such date in accordance with this Agreement. As of the date of this Agreement or, with respect to any Real Estate included as a Borrowing Base Property after the date of this Agreement, as of the date of inclusion of such Borrowing Base Property, a true, correct and complete (in all material respects) Rent Roll of each Borrowing Base Property in Borrowing Base Availability with respect to all Leases of any portion of the Borrowing Base Property has been provided to the Agent. The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to each Borrowing Base Property required to be delivered as a part of the Borrowing Base Qualification Documents. Such Leases constitute as of such date thereof the sole leases or licenses or other agreements pertaining to the occupancy or use of space at such Borrowing Base Property and in the Building relating thereto. Except as reflected on Schedule 6.21, no tenant under any Lease (i) is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits, and (ii) has made any prepayments of rent or other payments due under such Lease for more than one (1) month in advance of the due date of such payment. Except as set forth in Schedule 6.21, the Leases reflected therein are, as of the date of inclusion of the applicable Borrowing Base Property in the calculation of Borrowing Base Availability, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions, rebates, or tenant improvement allowances, contributions or landlord construction obligations available to any tenant thereunder, and, except as reflected in Schedule 6.21, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant under a Lease. Except as reflected in Schedule 6.21, no property, other than the Borrowing Base Property which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease. The Borrower has complied with the terms and conditions of Section 5(c) of the Cash Collateral Agreement.

§6.22      Property. Except as set forth on Schedule 6.22, (i) all of the Borrowing Base Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, parking, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands and flood control, including without limitation, the American With Disabilities Act or any state laws regarding disability requirements, and any declaration, covenant or instrument to which Borrower, any Subsidiary Guarantor or its respective Borrowing Base Property may be subject (hereafter referred to collectively as the “Requirements”) (but excluding for purposes of this §6.22, Environmental Laws) except where a failure to so comply as to Real Estate other than Borrowing Base Properties has not and could not reasonably be expected to have a Material Adverse Effect, and except as set forth in the zoning reports delivered to Agent with respect to such Borrowing Base Properties (if any), no Building located on a Borrowing Base Property is a so-called non-conforming use, (iv) except as shown on the Survey delivered to Agent with respect to such Borrowing Base Properties (if any), such Borrowing Base Property is not located in a flood hazard area as defined by the Federal Insurance Administration, and such Borrowing Base Property is not located in Zone 3 or Zone 4 of the “Seismic Zone Map of the U.S.,” (v) neither Borrower nor any Subsidiary Guarantor has received any written notice of, and has no knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required by Applicable Laws or any material agreement affecting such Borrowing Base Property for the maintenance, operation, servicing and use of such Borrowing Base Property or any Building for its current use (hereinafter referred to as the “Project Approvals”) which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid before becoming delinquent, or which are no longer in full force and effect, and no Project Approvals will terminate, or become void or voidable or terminable on any foreclosure sale of the Equity Interests pursuant to the applicable Assignment of Interests, (vi) there are no outstanding written notices, suits, orders, decrees or judgments relating to zoning, building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, such Borrowing Base Property or any part thereof, (vii) neither Borrower nor any Subsidiary Guarantor has received any written notice of, nor has any knowledge of, any material violation of any applicable Requirements or Project Approvals or any other material violation of restrictions or agreements by which Borrower, such Subsidiary Guarantor or such Borrowing Base Property is bound; (viii) all utilities necessary for the use and operation of the Borrowing Base Properties are installed to the property lines of the Borrowing Base Properties through dedicated public rights of way or through perpetual private easements and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with Applicable Law, (ix) the streets abutting the Borrowing Base Properties are dedicated and accepted public roads, to which the Borrowing Base Properties in each case has direct access or are perpetual private ways (with direct access to public roads) to which the Borrowing Base Properties have direct access, (x) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Borrowing Base Properties which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement), (xi) there are no unpaid or outstanding gross receipts, rent or sales taxes payable by Borrower or any Subsidiary Guarantor, with respect to the use and operation of such Borrowing Base Property which are due and payable, (xii) neither the improvements located on such Borrowing Base Property nor any operations therein, is now or has been damaged, impacted, or otherwise affected in any material respect by or subject to the growth or existence of a Mold Condition (as defined in the Indemnity Agreement); (xiii) each Borrowing Base Property is separately assessed for purposes of real estate tax assessment and payment, (xiv) there are no pending, or to the knowledge of the Borrower, threatened or contemplated, eminent domain proceedings against any Borrowing Base Property except as disclosed to Agent pursuant to §7.19, (xv) none of the Borrowing Base Property is now damaged as a result of any fire, explosion, accident, flood or other casualty except as disclosed to Agent pursuant to §7.19, (xvi) none of the Borrower, the Guarantors or any of their respective Subsidiaries has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Borrowing Base Property, or canceling or threatening to cancel any policy of insurance, and each of the Borrowing Base Properties complies with the material requirements of all of the Borrower’s, Guarantors’ and their respective Subsidiaries’ insurance carriers, (xvii) other than agreements to sell contained in purchase and sale agreements entered into in the ordinary course of business, no person or entity has any right or option to acquire any Borrowing Base Property or any portion thereof or interest therein, and (xviii) to the knowledge of the Borrower, there is no evidence of any illegal activities related to controlled substances on the Borrowing Base Properties.

§6.23      Brokers. None of the REIT nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24      Other Debt. As of the Closing Date, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default (beyond the passage of all grace, notice and cure periods) of (i) the payment of any Indebtedness in excess of $250,000, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the Closing Date with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $250,000.00, and the Borrower has provided the Agent with such true, correct and complete copies thereof.

§6.25      Solvency. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26      No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

§6.27      No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28      Transaction in Best Interests of the Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29      Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30      Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.

§6.31      OFAC. Neither Borrower, any Guarantor, any Subsidiary of Borrower or Guarantor or any of their respective directors, officers or, to the knowledge of Borrower, employees, agents, advisors or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation Crimea, Cuba, Iran, North Korea, Sudan and Syria, or (ii) with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with Person (any such Person, a “Designated Person”). In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all Applicable Laws (including, without limitation, any Sanctions Laws and Regulations) concerning money laundering and similar activities. Neither the Borrower, any Guarantor nor any Subsidiary, director or officer of Borrower or any Guarantor or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32            Beneficial Ownership. The information included in the most recent Beneficial Ownership Certification, if any, delivered by the Borrower is true and correct in all respects.

§6.33            [Intentionally Omitted.]

§6.34            EEA or UK Financial Institutions. None of the Borrower, any Guarantor, nor their respective Subsidiaries is an EEA Financial Institution or a UK Financial Institution.

§6.35            Borrowing Base Properties. Each of the Borrowing Base Properties included by Borrower in the calculation of the Borrowing Base Availability satisfies all of the requirements contained in this Agreement for such Borrowing Base Property to be included therein.

§6.36            Ground Lease.

(i)             Each Ground Lease (inclusive of all amendments thereto) contains the entire agreement of the applicable Subsidiary Guarantor and the applicable owner of the fee interest in such Borrowing Base Property (the “Fee Owner”), pertaining to the Borrowing Base Property covered thereby. With respect to Borrowing Base Property subject to a Ground Lease, the applicable Subsidiary Guarantors have no estate, right, title or interest in or to the Borrowing Base Property except under and pursuant to the Ground Lease or except as may be otherwise approved in writing by Agent. The Borrower has delivered a true and correct copy of the Ground Lease (inclusive of all amendments thereto) to the Agent and the Ground Lease has not been modified, amended or assigned, other than pursuant to such amendments or modification provided to Agent.

(ii)            The applicable Fee Owner is the exclusive fee simple owner of the Borrowing Base Property, subject only to the Ground Lease, any Liens on such fee interest in favor of a mortgage lender that are subordinate to such Ground Lease and all other Liens and other matters as may be approved in writing by Agent, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.

(iii)           There are no rights of Fee Owner to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.

(iv)           Each Ground Lease is in full force and effect and no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Subsidiary Guarantor or, to Borrower’s knowledge, on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date hereof and no Subsidiary Guarantor is required to pay any deferred or accrued rent after the date hereof under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(v)            The applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Agent under the Loan Documents.

§7.	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1          Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2          Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 130 Newport Center Drive, Suite 240, Newport Beach, California 92660, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3          Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. The Agent and the Lenders acknowledge that the REIT’s fiscal year is a calendar year.

§7.4          Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent, in form and substance satisfactory to the Agent, with sufficient copies for each of the Lenders:

(a)            not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of the REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, shareholders’ equity, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer, chief executive officer or chief accounting officer of the REIT, that the information contained in such financial statements fairly presents the financial position of the REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification (including, without limitation, any going concern or similar qualification) as to the scope of the audit by an independent nationally recognized accounting firm reasonably approved by the Agent and who shall have authorized the REIT to deliver such financial statements and certifications thereof to the Agent and the Lenders; provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this §7.4(a) by furnishing to the Agent a copy of REIT’s annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made;

(b)            not later than sixty (60) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited consolidated balance sheet of the REIT and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of the REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer, chief executive officer or chief accounting officer of the REIT that the information contained in such financial statements fairly presents the financial position of the REIT and its Subsidiaries on the date thereof (subject to year-end adjustments); provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this §7.4(b) by furnishing to the Agent a copy of REIT’s quarterly report on Form 10-Q in respect of such calendar quarter together with the financial statements required to be attached thereto, provided REIT is required to file such quarterly report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made;

(c)            simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a statement (a “Compliance Certificate”) certified by the chief financial officer, chief executive officer or chief accounting officer of the REIT in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date, (ii) a statement of Net Operating Income, Adjusted Pro Forma Net Operating Income and Adjusted Funds from Operations for the relevant period, and (iii) a summary description of any amendments, modifications, supplements or other agreements entered into by any Subsidiary Guarantor with any Major Tenant during the immediately preceding calendar quarter, together with such other documentation and information as Agent may request to determine compliance with §7.13. The Borrower shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit H attached hereto (a “Borrowing Base Certificate”) pursuant to which the Borrower shall calculate the Borrowing Base Availability and the components thereof as of the end of the immediately preceding calendar quarter, together with such supporting information as Agent may request (including financial statements of the applicable Tenant), if available. Such Borrowing Base Certificate shall specify whether there are any monetary or other defaults under Leases at a Borrowing Base Property;

(d)            simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $250,000.00 or more of the REIT and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)            if requested by the Agent, simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), an operating statement and Rent Roll for each of the Borrowing Base Properties for each such calendar quarter and year to date and a consolidated operating statement or individual operating statements for the Real Estate for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to the Agent);

(f)            simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, solely to the extent any such information is not included in any Form 10-Q or Form 10-K that has been delivered to the Lender pursuant to §§7.4(a) and 7.4(b) above or in any Rent Roll that has been delivered to the Lender pursuant to §§7.4(e) above, a statement listing the Real Estate owned or leased by the REIT and its Subsidiaries (or in which the REIT or any of its Subsidiaries owns an interest) and stating the date acquired and the Acquisition Cost, the Net Operating Income, square footage and occupancy, whether such Real Estate constitutes a Land Asset or a Development Property, and prior to the date of the Capitalized Value Election (if any), the NAV Valuation of such Real Estate. Without limiting the foregoing, prior to the date of the Capitalized Value Election, if any, the Borrower shall provide the Agent with an annual NAV Valuation for all Real Estate that for purposes of determining Borrowing Base Value and Total Asset Value hereunder is required to be valued using the NAV Valuation thereof and each such NAV Valuation shall in all events be dated within twelve (12) months of any date of determination of Borrowing Base Value and Total Asset Value;

(g)            contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports, proxy statements and all other information sent to the owners of the Borrower or the REIT;

(h)            promptly following the Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and the REIT;

(i)             notice of any audits pending or threatened in writing with respect to any tax returns filed by the REIT or any of its Subsidiaries promptly following notice of such audit;

(j)             promptly following the occurrence thereof, written notice to the Agent of any new or additional Indebtedness or Liens on any Real Estate directly or indirectly owned or leased by Borrower or a Guarantor;

(k)            within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;

(l)             not later than January 31 of each year, the budget and annual plan for the REIT and its Subsidiaries for the current calendar year;

(m)           Without limiting the terms of §2.11 and §2.12, a completed and executed Beneficial Ownership Certification from Borrower, if requested by the Agent or any Lender at any time Agent or such Lender determines that it is required by law to obtain such certification; and

(n)            from time to time, such other financial data and information in the possession of the REIT or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the REIT or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the REIT or any of its Subsidiaries) as the Agent may reasonably request.

The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.” Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders. The Borrower and the Guarantors authorize Agent and Arrangers to disseminate any such materials, including without limitation the Information Materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arrangers in connection with the Communications or the Electronic System. In no event shall the Agent, the Arrangers or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Arrangers and the Lenders from any liability in connection therewith. Certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will identify that portion of the Information Materials that may be distributed to the Public Lenders and that (i) all such Information Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7); (iii) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation; and (iv) the Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

§7.5          Notices.

(a)            Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)            Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Borrowing Base Property, (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect or (C) the Agent’s liens or security interest in the Collateral pursuant to the Security Documents.

(c)            Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to any Borrowing Base Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.

(d)            Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the REIT or any of its Subsidiaries in an amount in excess of $250,000.00.

(e)            Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Subsidiary Guarantor under a Ground Lease.

(f)            Notice of Defaults Under Organizational Agreements. The Borrower will, within five (5) Business Days of notice or receipt, provide to the Agent copies of any and all written notices of default under any partnership agreement, operating agreement or other organizational agreement to which Borrower or any Guarantor is a party or of any failure by the Borrower or any Guarantor to perform any material obligation under any such partnership agreement, operating agreement or other organizational agreement.

(g)            ERISA. The Borrower will give notice to the Agent within five (5) Business Days after the REIT or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any ERISA Reportable Event with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan sponsor or plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(h)            Notices of Default Under Leases. The Borrower will give notice to the Agent in writing within five (5) Business Days after the Borrower or any Guarantor (i) receives written notice from a Major Tenant under a Lease of a Borrowing Base Property of a default by the landlord under such Lease, or (ii) delivers a written notice to any Major Tenant under a Lease of a Borrowing Base Property of a payment or other default by such Major Tenant under its Lease.

(i)             Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6          Existence; Maintenance of Properties.

(a)            Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor (i) will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation, (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect, and (iii) in the event that the Borrower or any Guarantor is a limited liability company, shall not, nor shall any of its members or managers, take any action in furtherance of, or consummate, an LLC Division. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). REIT shall at all times (X) comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status, and (Y) make all necessary filings and to take all other steps necessary to remain a reporting company under the Exchange Act. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.

(b)            The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, and (iii) will pay all normal and customary operating expenses for the Borrowing Base Properties as the same become due. Without limitation of the obligations of the Borrower and the Subsidiary Guarantors under this Agreement with respect to the maintenance of the Borrowing Base Properties, the Borrower and the Subsidiary Guarantors shall promptly and diligently comply with the recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Borrowing Base Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrower or any Subsidiary Guarantor with respect to the Borrowing Base Properties.

§7.7          Insurance. The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will, at their expense, procure and maintain insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate (including the Borrowing Base Properties) in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy. The Borrower shall timely pay, or cause to be paid, all premiums on insurance policies.

§7.8          Taxes; Liens. The Borrower, the ERISA Affiliate and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Borrowing Base Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP (or if such aggregate amount so contested relates to a Borrowing Base Property and equals or exceeds $250,000, then Borrower shall have deposited with Agent as additional Collateral adequate reserves as reasonably determined by Agent); and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. If requested by Agent, Borrower shall deliver to the Agent evidence of payment of taxes, other assessments, levies and charges described in this §7.8 with respect to the Borrowing Base Properties within ten (10) days following the date upon which such amounts are due and payable unless the same are being contested in accordance with the terms hereof and the other Loan Documents.

§7.9          Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the Borrowing Base Properties (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10      Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (a) all Applicable Laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (c) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by Applicable Laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure to so comply with either clause (a), (c), (d) or (e) would not result in the material non-compliance with the items described in such clauses. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11      Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12      Management. The Borrower shall not, and shall not permit any Subsidiary Guarantor to, enter into any Management Agreement for a Borrowing Base Property without the prior written consent of the Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld. Agent may condition any approval or replacement of a new Property Manager and/or Management Agreement upon the execution and delivery to Agent of a collateral assignment of such Management Agreement to Agent and the delivery of a Subordination of Management Agreement with respect to such Management Agreement.

§7.13      Leases of the Property.

(a)            Neither Borrower nor any Guarantor will lease all or any portion of a Borrowing Base Property or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or (if Borrower’s or such Guarantor’s consent is required under the terms of such Lease) consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease except in the ordinary course of business consistent with sound and customary leasing and management principles.

(b)            Notwithstanding §7.13(a), neither Borrower nor any Guarantor will without the prior written consent of the Agent, such approval to not be unreasonably withheld, (i) enter into any Lease with a Major Tenant, or (ii) amend, supplement or otherwise modify any Lease with a Major Tenant in a manner adverse to the interest of the Lenders (it being understood that, without limitation, any shortening of a lease term, reduction of rents or other payment obligations, granting of abatements, increasing allowances or contributions or otherwise providing economic concessions to the tenant thereunder, creating economic obligations of the landlord thereunder, increasing the landlord’s obligations or decreasing the landlord’s rights, altering the “triple net” or “double net” (as applicable) nature of any Lease, decreasing the Tenant’s obligations, creating additional remedies, rights of self-help, offset, termination, co-tenancy or other similar provisions for the benefit of the Tenant thereunder, or creating rights of first offer or first refusal, shall be deemed to be adverse to the Lenders), or (iii) terminate or cancel, or accept the surrender of, any now existing or future Lease with a Major Tenant, or (iv) if such Subsidiary Guarantor’s consent is required under the terms of a Lease with a Major Tenant, consent to the assignment or subletting of, or grant any concessions to or waive the performance of, any obligations of any tenant, lessee or licensee under, any now existing or future Lease with a Major Tenant. Any new Lease shall contain customary mortgagee provisions (including the ability of the landlord to assign its interest without consent and the subordination of the Lease and the tenant’s rights thereunder to any mortgage, deed of trust or deed to secure debt encumbering such property). To the extent the Agent’s approval or consent is required pursuant to this Section 7.13, Agent’s approval shall be deemed granted in the event the Agent fails to respond to the Borrower’s request within ten (10) Business Days if (A) Borrower has delivered to Agent and Agent’s counsel the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Agent does not approve or reject the applicable request within ten (10) Business Days from the date Agent and Agent’s counsel receive the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service (e.g., Federal Express) that the same has been delivered. The Borrower and Subsidiary Guarantors shall furnish the Agent with executed copies of all Leases or amendments thereto hereafter made. The Borrower and Subsidiary Guarantors shall deliver a Payment Direction Letter (as defined in the Cash Collateral Agreement) to each new tenant of a Lease entered into after the date hereof.

(c)            The Borrower shall not, and will not permit the Subsidiary Guarantors to, collect any rents, issues, profits, revenues, income or other benefits payable under any of the Leases for the Borrowing Base Properties more than one (1) month in advance (provided that the foregoing shall not prohibit the collection of security deposits). The Borrower shall not, and shall not permit the Subsidiary Guarantors to, directly or indirectly, cause or permit to exist, any condition which would result in the termination or cancellation of, or which would relieve the performance of any obligations of any Tenant under, any Lease for all or any portion of the Borrowing Base Properties. In the event that any existing or future security deposit is in the form of a letter of credit, Borrower or the applicable Subsidiary Guarantor shall, at Agent’s election, cause Agent to be a named beneficiary thereof and shall otherwise cause such letter of credit to be in form and substance reasonably satisfactory to Agent, and shall deliver to Agent the original letter of credit promptly following Borrower’s or the applicable Subsidiary Guarantor’s receipt thereof. Without limiting any term of the Loan Documents prohibiting Borrower or the Subsidiary Guarantors from terminating Leases, any payments received by Borrower or the Subsidiary Guarantors with respect to early lease termination options or otherwise paid by tenants in consideration of an early termination of any Lease shall, at Agent’s election, be promptly paid to Agent as a prepayment of the Loans.

§7.14      Business Operations. The REIT and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents. Neither the REIT nor the Borrower will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the acquisition, ownership, operation and development of retail, industrial, warehouse, manufacturing, distribution and/or office properties.

§7.15      Registered Service Mark. Without prior written notice to the Agent, except with respect to the trademarks, tradenames, service marks or logos listed on Schedule 6.6 hereto, none of the Borrowing Base Properties shall be owned or operated by the Borrower or any Guarantor under any trademark, tradename, service mark or logo. In the event any of the Borrowing Base Properties shall be owned or operated under any tradename, trademark, service mark or logo, not listed on Schedule 6.6 hereto, the Borrower or the applicable Guarantor shall enter into such agreements with the Agent in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably require to ensure that the Agent or any successful bidder at a foreclosure sale of or other owner of the Collateral relating to such Borrowing Base Property will continue to have the right to operate such Borrowing Base Property under such tradename, trademark, service mark or logo as determined by the Agent.

§7.16      Ownership of Real Estate. Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of the REIT or the Borrower in any Real Estate assets or other assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower as permitted by §8.3(l).

§7.17      Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.18      Plan Assets. The Borrower, the ERISA Affiliates, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate or other assets will be deemed to be Plan Assets at any time.

§7.19      Borrowing Base.

(a)           The Eligible Real Estate included in the calculation of the Borrowing Base Availability shall at all times satisfy all of the following conditions:

(i)             the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple (or leased pursuant to a Ground Lease) by a Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor, in each case free and clear of all Liens other than the Liens permitted in §8.2(i), (iv) and (vii), and other Liens approved in writing by Agent, and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents or any other instrument or agreement (other than a Loan Document)), except for customary rights of first offer, rights of first refusal or other options to acquire such Eligible Real Estate in favor of Tenants under Leases or Fee Owners under Ground Leases, in each case, as approved in writing by Agent (it being understood that such rights of first refusal, rights of first offer and purchase options set forth on Schedule 6.22 attached hereto with respect to the Initial Borrowing Base Properties have been approved by the Agent);

(ii)            none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects except as reasonably approved by the Agent;

(iii)           if such Eligible Real Estate is held by a Subsidiary Guarantor, the only asset of such Subsidiary Guarantor shall be Eligible Real Estate included in the calculation of the Borrowing Base Availability;

(iv)           the Lease relating to such Real Estate shall have an initial lease term of at least seven (7) years remaining at the time of inclusion of such Real Estate as a Borrowing Base Property (with the Tenant having no early termination options except as a result of a casualty or condemnation) and recognizing that some of the Initial Borrowing Base Properties have lease terms with less than seven (7) years remaining currently (inclusive of early termination options) and such are approved by the Lenders as Initial Borrowing Base Properties;

(v)            at least thirty percent (30.0%) of the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties shall be attributable to Investment Grade Tenants, provided that any shortfall to such requirement shall not result in any Borrowing Base Property not being included in the calculation of Borrowing Base Availability, but the Adjusted Pro Forma Net Operating Income attributable to Borrowing Base Properties not leased to Investment Grade Tenants shall instead be reduced such that, after giving effect to such reduction, at least thirty percent (30.0%) of the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties shall be attributable to Investment Grade Tenants and a proportional amount of the Acquisition Cost and the NAV Valuation of the such Borrowing Base Properties shall be similarly excluded, as applicable, for purpose of calculating Borrowing Base Value and Borrowing Base Availability;

(vi)           the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties attributable to office properties shall not exceed an amount equal to or greater than (x) forty percent (40.0%) of the aggregate Adjusted Pro Forma Net Operating Income of all of the Borrowing Base Properties during the period commencing on the Closing Date and expiring on January 18, 2023, (y) thirty-five percent (35.0%) of the aggregate Adjusted Pro Forma Net Operating Income of all of the Borrowing Base Properties during the period commencing on January 19, 2023 and expiring on January 18, 2024, or (z) thirty percent (30.0%) of the aggregate Adjusted Pro Forma Net Operating Income of all of the Borrowing Base Properties from and after January 19, 2024; provided that a failure to satisfy the requirements of this clause (vi) shall not result in any Borrowing Base Property not being included in the calculation of Borrowing Base Availability, but any of such Adjusted Pro Forma Net Operating Income in excess of such limitation shall be excluded for purposes of calculating the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties and a proportional amount of the Acquisition Cost and the NAV Valuation of the related Borrowing Base Property shall be similarly excluded, as applicable, for purpose of calculating Borrowing Base Value and Borrowing Base Availability;

(vii)          the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties attributable to any single Tenant or any group of Affiliates thereof shall not exceed an amount equal to or greater than twenty percent (20.0%) of the aggregate Adjusted Pro Forma Net Operating Income of all of the Borrowing Base Properties at any time; provided that a failure to satisfy the requirements of this clause (vii) shall not result in any Borrowing Base Property not being included in the calculation of Borrowing Base Availability, but any of such Adjusted Pro Forma Net Operating Income in excess of such limitation shall be excluded for purposes of calculating the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties and a proportional amount of the Acquisition Cost and the NAV Valuation of the related Borrowing Base Property shall be similarly excluded, as applicable, for purpose of calculating Borrowing Base Value and Borrowing Base Availability;

(viii)        the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties attributable to Borrowing Base Properties which have Tenants of the applicable Real Estate whose business is classified within the same NAICS Industry Group shall not exceed an amount equal to twenty-five percent (25%) of the aggregate Adjusted Pro Forma Net Operating Income of all of the Borrowing Base Properties at any time; provided that a failure to satisfy the requirements of this clause (viii) shall not result in any Borrowing Base Property not being included in the calculation of Borrowing Base Availability, but any of such Adjusted Pro Forma Net Operating Income in excess of such limitation shall be excluded for purposes of calculating the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties and a proportional amount of the Acquisition Cost and the NAV Valuation of the related Borrowing Base Property shall be similarly excluded, as applicable, for purpose of calculating Borrowing Base Value and Borrowing Base Availability;

(ix)            the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties attributable to Borrowing Base Properties located in any single MSA shall not exceed an amount equal to twenty-five percent (25%) of the aggregate Adjusted Pro Forma Net Operating Income of all of the Borrowing Base Properties at any time (provided, however, that Borrower may elect, no more than two (2) times during the term of this Agreement, to increase the foregoing limit to thirty-five percent (35%) for two consecutive calendar quarters immediately following the acquisition by Borrower of Eligible Real Estate and the inclusion thereof as one or more Borrowing Base Properties, as the case may be); provided that a failure to satisfy the requirements of this clause (ix) shall not result in any Borrowing Base Property not being included in the calculation of Borrowing Base Availability, but any of such Adjusted Pro Forma Net Operating Income in excess of such limitation shall be excluded for purposes of calculating the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties and a proportional amount of the Acquisition Cost and the Acquisition Cost and the NAV Valuation of the related Borrowing Base Property shall be similarly excluded, as applicable, for purpose of calculating Borrowing Base Value and Borrowing Base Availability;

(x)             the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties attributable to Borrowing Base Properties subject to Ground Leases shall not exceed an amount equal to fifteen percent (15.0%) of the aggregate Adjusted Pro Forma Net Operating Income of all of the Borrowing Base Properties at any time; provided that a failure to satisfy the requirements of this clause (x) shall not result in any Borrowing Base Property not being included in the calculation of Borrowing Base Availability, but any of such Adjusted Pro Forma Net Operating Income in excess of such limitation shall be excluded for purposes of calculating the aggregate Adjusted Pro Forma Net Operating Income of the Borrowing Base Properties and a proportional amount of the Acquisition Cost and the NAV Valuation of the related Borrowing Base Property shall be similarly excluded, as applicable, for purpose of calculating Borrowing Base Value and Borrowing Base Availability; and

(xi)            there shall be at all times at least fifteen (15) Borrowing Base Properties included in the calculation of the Borrowing Base Availability, and all the Borrowing Base Properties taken collectively will at all times have an aggregate Borrowing Base Value of not less than $150,000,000.00.

(b)           In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Borrowing Base Availability shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Borrowing Base Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence satisfactory to the Agent (which evidence may include the availability of rent loss and other insurance) that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Real Estate included in the calculation of the Borrowing Base Availability, then the Required Lenders may in good faith reduce the Borrowing Base Availability attributable thereto based on such damage until such time as the Required Lenders receive evidence satisfactory to the Required Lenders that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

(c)            Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Availability, such asset shall no longer be included in the calculation of the Borrowing Base Availability unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §§7.19 and 9.1. Upon satisfaction of the terms hereof, Borrower may seek the release of the disqualified asset when and as provided in §5.5 hereof.

§7.20            Beneficial Ownership. Promptly following any change in beneficial ownership of the Borrower that would render any statement in an existing Beneficial Ownership Certification untrue or inaccurate, the Borrower shall furnish to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) an updated Beneficial Ownership Certification for the Borrower.

§7.21            Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is, or whose government is, itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions Laws and Regulations.

§7.22            Assignment of Interest Rate Protection. In the event that the Borrower shall enter into an interest rate cap, swap, collar or other interest rate protection agreement with a Lender Hedge Provider (the “Interest Hedge”), then as a condition to the obligations of Borrower with respect thereto constituting Hedge Obligations for the purposes of the Loan Documents, Borrower shall execute and deliver to Agent a collateral assignment of such Interest Hedge in form and substance reasonably satisfactory to Agent, and shall further deliver such legal opinions as to Borrower, and consents to and acknowledgments of such pledge by the provider of the Interest Hedge, as Agent may reasonably require. For the avoidance of doubt, unless the provisions of this §7.22 are complied with, no Lender Hedge Provider shall have any right or benefit under or from the Loan Documents or the Collateral.

§8.	NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1        Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)            Indebtedness to the Lenders arising under any of the Loan Documents;

(b)            Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c)            current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d)            Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e)            Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default or an Event of Default;

(f)            endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g)            subject to the provisions of §9, Indebtedness that is Secured Recourse Indebtedness;

(h)            subject to the provisions of §9, Non-Recourse Indebtedness; and

(i)             subject to the provisions of §9, as to the REIT only, guarantees of Non-Recourse Exclusions with respect to Non-Recourse Indebtedness of its Subsidiaries.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §§8.1(g) or 8.1(h) above shall have any of the Borrowing Base Properties or any interest therein or any direct or indirect ownership interest in the Borrower or any Guarantor, or any rights to Distributions on account of such direct or indirect ownership interest, as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness, (ii) none of the Subsidiary Guarantors which, directly or indirectly, owns or leases a Borrowing Base Property or an interest in another Subsidiary Guarantor shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e) and 8.1(f), and (iii) without limiting the provisions of this Agreement, and except as expressly provided in §8.1(i) with respect to the REIT, none of the Borrower, the Guarantors or any of their Subsidiaries shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Unsecured Indebtedness, any Recourse Indebtedness (other than the Obligations), any Indebtedness (other than the Obligations) secured by Equity Interests or rights to Distributions (so-called “mezzanine financing”), structurally subordinated Indebtedness or second priority Liens, or any revolving credit facilities (other than this Agreement).

§8.2          Restrictions on Liens, Etc.. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)             Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;

(ii)            Liens on assets other than (A) the Collateral or (B) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Guarantor which directly or indirectly owns or leases a Borrowing Base Property or in any other Subsidiary, in respect of judgments permitted by §8.1(e);

(iii)           deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)           encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the REIT or any such Subsidiary, which defects do not individually or in the aggregate have a material adverse effect on the Borrower or any Guarantor or any Borrowing Base Property;

(v)            direct liens on Real Estate (other than the Borrowing Base Properties or other Collateral) to secure Indebtedness of REIT or its Subsidiaries that are not Subsidiary Guarantors permitted by §8.1(g) or §8.1(h);

(vi)           rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and

(vii)          Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations.

Notwithstanding anything in this Agreement to the contrary, (A) no Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in (1) with respect to any Subsidiary Guarantor, §§8.2(i), 8.2(iv), 8.2(vi) and 8.2(vii), and (2) with respect to the REIT, §§8.2(i), 8.2(iii) and 8.2(vi), and (B) neither Borrower, any Guarantor nor any of their respective Subsidiaries shall grant any Liens secured by Equity Interests or any distributions or any other rights or interests relating thereto except for Liens granted to Agent under the Loan Documents.

§8.3          Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)            marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the REIT or its Subsidiary;

(b)            marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)            demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $250,000;

(d)            commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e)            bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f)            repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §§8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and

(g)            shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.

(h)            the acquisition of fee interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized as a retail, industrial, warehouse, manufacturing, distribution and/or office property located in the continental United States or the District of Columbia (provided, however, that, subject to compliance with all Applicable Laws and the terms and conditions of this Agreement and the other Loan Documents, a Subsidiary of Borrower shall be permitted to invest in that certain real property located in Kuwait, and leased to Kalera AS or a subsidiary thereof) and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purpose;

(i)             Investments by the Borrower in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by the Borrower, which in turn own Investments permitted by this §8.3;

(j)             Investments in Land Assets, provided that the aggregate amount of such Investments (valued at undepreciated GAAP book value) pursuant to this §8.3(j) shall be no greater than five percent (5%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Land Assets being greater than five percent (5%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder);

(k)            Investments in Mortgage Note Receivables secured by properties of the type described in §8.3(h)(i); provided that the aggregate amount of such Investments (valued at undepreciated GAAP book value) pursuant to this §8.3(k) shall be no greater than five percent (5%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Mortgage Note Receivables being greater than five percent (5%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder);

(l)             Investments in non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, which in turn own Investments permitted by this §8.3, provided that the aggregate investment pursuant to this §8.3(l) shall be no greater than fifteen percent (15%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates being greater than fifteen percent (15%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder); and

(m)           Investments in Development Properties for properties of the type described in §8.3(h)(i), provided that the aggregate amount of such Investments (valued at undepreciated GAAP book value) pursuant to this §8.3(m) shall be no greater than ten percent (10%) of Total Asset Value (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Development Properties being greater than ten percent (10%), however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder).

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j), (k), (l) and (m) exceed twenty-five percent (25%) of Total Asset Value at any time (provided, that, a Default or Event of Default shall not occur solely due to the amount of Total Asset Value attributable to Investments described in §8.3(j), (k), (l) and (m) exceeding twenty-five percent (25%) of Total Asset Value, however, any such excess shall be excluded from the calculation of Total Asset Value for purposes of determining any financial covenants hereunder).

For the purposes of this §8.3, the Investment of the REIT or any of its Subsidiaries in any Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s Equity Percentage of their Unconsolidated Affiliates’ Investments valued in the manner set forth for the determination of Total Asset Value, or if not included therein, valued at the GAAP book value.

§8.4          Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, dissolve, liquidate, dispose of (including, without limitation, by way of an LLC Division) all or substantially all of its assets or business, merge, reorganize, consolidate or do any other business combination, individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own or lease any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.4), and (iv) the merger or consolidation, directly or indirectly, of Borrower with any other Person so long as (A) Borrower shall be the continuing and surviving Person; (B) Borrower shall have given the Agent and the Lenders at least thirty (30) days’ prior written notice of such consolidation or merger; (C) Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to Borrower, evidencing the continued compliance by the Borrower, the REIT and Guarantors with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such consolidation or merger, together with any documentation and information reasonably requested by the Lenders in connection with “know your customer” laws or policies; (D) such consolidation or merger is not the result of a hostile takeover; (E) there is no Default or Event of Default at the time of such consolidation or merger and the consummation of such consolidation or merger does not result in a Default or Event of Default (including without limitation, any Change of Control); and (F) each of the representations and warranties made by or on behalf of the Borrower, the REIT, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects immediately after giving effect to such merger or consolidation (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects). Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.4 and 8.8), and after any such permitted sale, may dissolve.

§8.5          Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned or leased by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.

§8.6          Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating retail, industrial, warehouse, manufacturing, distribution and/or office properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate that is not a Borrowing Base Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i)             in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Borrowing Base Properties in violation of applicable Environmental Laws; and

(ii)            if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Borrowing Base Property (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Borrowing Base Property by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Borrowing Base Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii)           At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Borrowing Base Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Borrowing Base Property and (B) whether the use and operation of any such Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Borrowing Base Properties, or that any of the Borrowing Base Properties is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Agent obtain and deliver to the Agent such environmental assessments of such Borrowing Base Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or adjacent to such Borrowing Base Property and (B) whether the use and operation of such Real Estate comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Borrowing Base Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7          Distributions.

(a)            The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its partners, members or other owners, to the extent that the aggregate amount of such Distribution paid, when added to the aggregate amount of all other Distributions paid in any period of four (4) consecutive calendar quarters, exceeds ninety-five percent (95.0%) of such Person’s Adjusted Funds from Operations for such period, provided, that, for purposes of calculating the foregoing covenant all redemptions of Equity Interests of REIT occurring prior to the Closing Date shall be excluded; provided, further, that the limitations contained in this §8.7(a) shall not preclude Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(b)            If a Default or Event of Default shall have occurred and be continuing, neither the Borrower, nor REIT shall make any Distributions to their respective partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of the REIT, as evidenced by a certification of the principal financial or accounting officer of the REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent;

(c)            Notwithstanding the foregoing, at any time when an Event of Default under §§12.1(a) or 12.1(b) shall have occurred and be continuing, an Event of Default under §§12.1(g), 12.1(h) or 12.1(i) shall have occurred and be continuing, or the maturity of the Obligations has been accelerated, neither the Borrower, nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8          Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of (a) all or substantially all of their assets or (b) any material asset other than pursuant to a bona fide arm’s length transaction.

§8.9          Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1, and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or require payments of principal of such Indebtedness during the existence of an Event of Default.

§8.10      Changes in Use and Occupancy; Zoning and Contract Changes and Compliance. The Borrower shall not, and shall not permit any Subsidiary Guarantor or any of their respective Subsidiaries to, unless (i) required by Applicable Law, (ii) otherwise permitted by this Agreement or (iii) Agent has otherwise agreed in writing, which consent shall not be unreasonably withheld, allow changes in the nature of the occupancy or use for which such Real Estate was intended at the time of inclusion as a Borrowing Base Property. The Borrower shall not, and shall not permit any Subsidiary Guarantor or any of their respective Subsidiaries to, abandon any Borrowing Base Property. Neither the Borrower nor any Guarantor shall (a) initiate or consent to any zoning reclassification of any Borrowing Base Property or seek any variance under any existing zoning ordinance or use or permit the use of any Borrowing Base Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or (b) initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Borrowing Base Property.

§8.11      Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.

§8.12      Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions set forth on Schedule 6.14 attached hereto and (ii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.13      Waste; Alterations.

(a)            The Borrower shall not, and shall not permit any Guarantor or any of their respective Subsidiaries to, commit or suffer any waste, impairment or deterioration of the Borrowing Base Properties (ordinary wear and tear excepted) and will not do or suffer to be done anything which will increase the risk of fire or other hazard to the Borrowing Base Properties or any part thereof.

(b)            The Borrower shall not, and shall not permit any Guarantor to, construct any new material improvements on the Borrowing Base Properties, remove or demolish nor alter in any material way the structural character of any building located on the Borrowing Base Properties or any fixtures or personal property relating thereto except when incidental to the replacement of fixtures and personal property with items of like kind and value, customary tenant improvements pursuant to Leases approved or deemed approved pursuant to this Agreement or other repairs, replacements, improvements and alterations expressly permitted pursuant to this Agreement.

§8.14      Equity Pledges. Notwithstanding anything in this Agreement to the contrary, neither the REIT nor the Borrower will create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of the REIT in the Borrower or of Borrower in any Subsidiary Guarantor, including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.15      Non-Encumbrance. Without implying any limitation upon the generality of §8.2, the Borrower will not, and will not permit any other Person to, create or incur or suffer to be created or incurred or to exist (a) any lien, encumbrance, mortgage, pledge, negative pledge, change, restriction or other security interest of any kind upon any Borrowing Base Property, or (b) any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on any Borrowing Base Property or interest therein as security for the Obligations.

§8.16      Burdensome Agreements. Borrower shall not, nor shall Borrower permit any Guarantor or any of their respective Subsidiaries to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make dividend or distribution payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, or (b) of any Guarantor or any Subsidiary to guarantee the Indebtedness of the Borrower; provided, however, that (x) this §8.16(a) and (b) shall not prohibit any such restrictions incurred or provided in favor of any holder of Indebtedness that is permitted under §8.1(g) and (h) and is secured by a Lien on Real Estate (and/or the proceeds thereof) that is permitted under §8.2(v), solely to the extent any such restriction relates to such Real Estate (and/or the proceeds thereof), the entity owning such Real Estate or the direct Equity Interests in such entity.

§8.17      Changes to Organizational Documents. Borrower shall not amend or modify, or permit the amendment or modification of, the articles, bylaws, limited liability company agreements or other formation or organizational documents of Borrower or any Guarantor in any material respect, without the prior written consent of Agent, not to be unreasonably withheld, conditioned or delayed; provided, however, that Agent’s prior consent shall not be required for amendments to the REIT’s organizational documents solely to the extent such amendments are necessary to effectuate the “Recapitalization” (as such term is defined in that certain Form S-11 filed by the REIT with the SEC on December 7, 2021, as amended) in connection with the listing of the REIT’s common stock on the New York Stock Exchange. Without limiting the foregoing, any of the following modifications shall be deemed to be material amendments requiring the consent of Agent: (i) changes to the provisions of any Preferred Securities of Borrower or the REIT, or to the rights or powers of the holders of the Preferred Securities; (ii) any modification that is materially adverse to the interest of Agent, the Lenders, the Issuing Lender or the Swing Loan Lender; (iii) any modifications which limit, alter or otherwise restrict any approval rights, or require the consent or approval of any other Person; (iv) any modification that could reasonably be expected to have a Material Adverse Effect; or (v) if the Person is a limited liability company, failing to include in its organizational documents an express and unconditional prohibition on taking, and waiver of any right to take, any action in furtherance of, or consummating, an LLC Division until the Obligations have been repaid in full, all Letters of Credit have been returned and the obligation of the Lenders to make Loans and issue Letters of Credit shall have terminated.

§8.18      Options to Purchase. Without the prior written approval of Agent, neither the Borrower nor any Guarantor shall grant any Person any right of first refusal, right of first offer or other option to acquire a Borrowing Base Property or any Building thereon or any portion thereof or interest therein after the date hereof (provided that this §8.18 shall not prohibit a Borrower or Guarantor entering into a contract to sell a Borrowing Base Property in the ordinary course of business).

§8.19      Management Fees. Borrower shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any Borrowing Base Property to any manager that is an Affiliate of Borrower in the event that an Event of Default shall have occurred and be continuing.

§9.	FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1          Borrowing Base. The Borrower will not at any time permit the aggregate Outstanding Loans and Swing Loans and Letter of Credit Liabilities to exceed the Borrowing Base Availability.

§9.2          Consolidated Total Indebtedness to Total Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Total Asset Value (expressed as a percentage) to exceed sixty percent (60%).

§9.3          Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Consolidated EBITDA determined for the most recently ended four (4) calendar quarters to Consolidated Fixed Charges for the most recently ended four (4) calendar quarters to be less than 1.50 to 1.

§9.4          Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $208,629,727.00, plus (ii) eighty-five percent (85%) of the sum of any additional Net Offering Proceeds after the Closing Date.

§9.5          Consolidated Secured Indebtedness. The Borrower will not at any time permit the aggregate Consolidated Secured Indebtedness (excluding the Obligations) of the REIT and its Subsidiaries to exceed (a) forty percent (40%) of Total Asset Value.

§9.6         Maximum Consolidated Secured Recourse Indebtedness. The Borrower will not at any time permit the aggregate Consolidated Secured Recourse Indebtedness (excluding the Obligations) of the REIT and its Subsidiaries to exceed ten percent (10%) of Total Asset Value.

§9.7         Aggregate Occupancy Rate. The Borrower will not at any time permit the Aggregate Occupancy Rate for the Borrowing Base Properties to be less than ninety percent (90%).

§10.	CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1      Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2      Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to Borrower or any Guarantor that directly or indirectly owns or leases a Borrowing Base Property) in which such Borrowing Base Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3      Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4      Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from Borrower and Guarantors a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower or the Guarantors, as the case may be, and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Term Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5      Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6      Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2, which fees may be funded by Revolving Credit Loans made on the Closing Date.

§10.7      Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8      Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9      Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10   Borrowing Base Qualification Documents. The Borrowing Base Qualification Documents for each Borrowing Base Property included in the calculation of the Borrowing Base Availability as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.11   Compliance Certificate and Borrowing Base Certificate. The Agent shall have received a Compliance Certificate and Borrowing Base Certificate dated as of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4.

§10.12    KYC. Borrower and each Guarantor that is a party to the Loan Documents shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions Laws and Regulations, the United States Foreign Corrupt Practices Act and other Applicable Law, and if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, the Borrower shall have provided to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) a Beneficial Ownership Certification for the Borrower, in each case delivered at least three (3) Business Days prior to the date of this Agreement.

§10.13    Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.14   Contribution Agreement. The Agent shall have received a fully executed counterpart of the Contribution Agreement.

§10.15   Insurance. The Agent shall have received certificates evidencing the insurance for the Borrowing Base Properties as required by this Agreement.

§10.16   Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1      Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2      Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and no Default or Event of Default shall have occurred and be continuing.

§11.3      Borrowing Documents. The Agent shall have received a fully completed Loan Request or Term Loan Request, as applicable, for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC..

§12.1      Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)            the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)            the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)            the Borrower shall fail to perform any term, covenant or agreement contained in §9; provided, however, that in the event that Borrower shall fail to comply with §9.1, then the same shall not constitute a Default or an Event of Default hereunder in the event that Borrower prepays the Loans or provides additional Borrowing Base Properties in accordance with the terms of this Agreement in an amount sufficient such that Borrower would be fully in compliance with the covenant set forth in §9.1 within ten (10) Business Days of the occurrence of any such noncompliance; and provided further, that during any period in which Borrower shall fail to be in compliance of any covenant in §9.1 (without regard to any period provided in §3.2 or this §12.1(c) for payment or to provide additional Borrowing Base Properties), then the Lenders shall have no obligation to make Loans or to issue Letters of Credit;

(d)            any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);

(e)            any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)            the Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, solely with respect to Non-Recourse Indebtedness, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with such other failures to perform as described in §12.1(f), involves singly or in the aggregate obligations for Non-Recourse Indebtedness totaling $15,000,000.00 or more;

(g)            any of the Borrower, the Guarantors, or any of their respective Subsidiaries (A) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (B) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (C) shall take any action to authorize or in furtherance of any of the foregoing;

(h)            a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i)            a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $5,000,000.00 per occurrence or during any twelve (12) month period;

(k)            any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or) any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke, rescind or challenge or contest the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)             any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(m)           with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in excess of $5,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)            the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral;

(o)            any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;

(p)            any Change of Control shall occur; or

(q)            an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and, upon the request of the Required Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by the Agent or the Required Revolving Credit Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by the Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Revolving Credit Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2      Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within ten (10) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within ten (10) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to (X) defaults consisting of a failure to provide insurance as required by §7.7, (Y) any default consisting of a failure of the Borrower to comply with §§7.4(c) (provided, however, that no Event of Default shall exist hereunder upon the occurrence of a failure comply with §7.4(c) in the event that the Borrower cures such Default within five (5) Business Days following receipt of written notice of such Default), or (Z) any default (whether of the Borrower, any Guarantor or any Subsidiary thereof) consisting of a failure to comply with §§7.14, 7.18, 8.1, 8.2, 8.4, 8.7 or 8.8 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

In the event that there shall occur any Default or Event of Default that affects only certain Borrowing Base Properties or the owner(s) thereof, then the Borrower may elect to cure such Default or Event of Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Borrowing Base Properties from the calculation of Borrowing Base Availability and by reducing the outstanding Loans and Letter of Credit Liabilities by the amount of the Borrowing Base Availability attributable to such Borrowing Base Property, in which event such removal and reduction shall be completed within five (5) Business Days after receipt of notice of such Default from the Agent or the Required Lenders and the expiration of any applicable cure period provided under this §12.2.

§12.3      Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h) or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Revolving Credit Lenders, shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4      Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Required Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, requiring the establishment of a hard lockbox and cash management system with Agent, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5      Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)            First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)            Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, (iv) any amounts applied pursuant to §12.6(d) shall be applied first to the Obligations owing to the Revolving Credit Lenders, and then to the Term Loan Lenders pro rata and (v) except as otherwise provided in clause (iii) and (iv) above, Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata, and as between Revolving Credit Loans (including obligations with respect to Swing Loans and Letters of Credit) and Term Loans shall be made pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)            Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6      Collateral Account.

(a)            As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including any interest provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.

(b)            Amounts on deposit in the Collateral Account shall not be invested by the Agent, and will earn interest at a rate paid by Agent with respect to similar accounts, and shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)            If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d)            If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate or withdraw any amounts in the Collateral Account and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.

(e)            So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f)            The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account. The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.	SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.	THE AGENT.

§14.1      Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2      Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3      No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders, the Required Revolving Credit Lenders or the Required Term Loan Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4      No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent, Arrangers or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, Arrangers or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5      Payments.

(a)            A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b)            If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6      Holders of Notes. Subject to the terms of §18, the Agent, Borrower and Guarantors may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7      Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8      The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9      Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10  Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred and pay taxes, insurance premiums and rents due under any Ground Lease, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11  Request for Agent Action. The Agent and the Lenders acknowledge that in the ordinary course of business of the Borrower, (a) a Borrowing Base Property may be subject to a Taking, or (b) the Borrower or Subsidiary Guarantors may desire to enter into easements or other agreements affecting the Borrowing Base Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Borrowing Base Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of the Borrower’s business.

§14.12  Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.13  Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14  Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Required Lenders, the Required Revolving Credit Lenders or the Required Term Loan Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.15 The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§14.17 Erroneous Payments.

(a)       If the Agent (x) notifies a Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender (any such Lender, Issuing Lender or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this §14.17(a) and held in trust for the benefit of the Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)       Without limiting immediately preceding clause (a), each Lender, Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)       it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)       such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this §14.17(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this §14.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to §14.17(a) or on whether or not an Erroneous Payment has been made.

(c)       Each Lender or Issuing Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Issuing Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a)

(d)

(i)       In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuing Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class of Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance Agreement by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consent required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)       Subject to §18.1 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e)       The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Lender, to the rights and interests of such Lender or Issuing Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that, the Borrower’s and Guarantors’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any Guarantor; provided that this §14.17(e) shall not be interpreted to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(f)       To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)       Each party’s obligations, agreements and waivers under this §14.17 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

§15.	EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders, including any recording, mortgage, documentary or intangibles taxes in connection with the Assignments of Interests and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title insurance premiums, engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and Arrangers and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of the Agent and Arrangers incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral, the release of Borrowing Base Properties or other Collateral, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the workout or enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default or any other workout of the Loan Documents and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders, the Arrangers, their respective Affiliates and Persons who control the Agent, or any Lender or the Arrangers, and each director, officer, employee, agent and attorney of each of the foregoing Persons, against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Borrowing Base Properties, any other Real Estate or the Loans, (b) any condition of the Borrowing Base Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Borrowing Base Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable local jurisdiction for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC..

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within ten (10) Business Days, the Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan Commitment in the event an interest in the Term Loans is assigned, and if such Lender holds both a Revolving Credit Commitment and a Term Loan Commitment, such Lender shall assign an equal percentage of its Revolving Credit Commitment and Term Loan Commitment, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit I attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its applicable Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2 Register. The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may, without the consent of Agent or Borrower, sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.7, §4.8 and §4.9 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment (except as provided in §2.12), (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (except as provided in §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor or any material Collateral (except as otherwise permitted under this Agreement). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender, or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by the Borrower or the Guarantors. Neither the Borrower nor the Guarantors shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents (including by way of an LLC Division) without the prior written consent of each of the Lenders.

§18.7 Disclosure. The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of the Required Lenders, the Required Revolving Credit Lenders, the Required Term Loan Lenders, all of the Lenders or all of the Lenders directly affected thereby but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. Notwithstanding anything in this §18.8 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9 Amendments to Loan Documents. Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a)       Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328
Attn: Tom Schmitt
Telecopy No.: (770) 510-2195

and

KeyBank National Association
2390 East Camelback Road Ste 220
Phoenix, Arizona 85016
Attn: Michael Colbert

and

Dentons US LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: Suneet Sidhu, Esq.
Telecopy No.: (404) 527-4198

If to the Borrower:

Modiv Operating Partnership, LP

c/o Modiv Advisors, LLC

120 Newport Center Drive

Newport Beach, CA 92660
Attn: Raymond J. Pacini
Email: rpacini@modiv.com

With a copy to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326
Attn: Lauren Burnham Prevost, Esq.
Telecopy No.: 404-365-9532

to any other Lender which is a party hereto, at the address for such Lender set forth on Schedule 1.1, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b)       Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(c)       Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)       Without prejudicing the right of the Agent to give any notice or communication in any manner specified in this Agreement or any other Loan Document, notices and other communications to the Borrower with respect to the amount of interest, principal, fees or other payment amounts may be delivered or furnished using electronic platforms, electronic transmission systems or by email.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR OTHER ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC..

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWER AND THE GUARANTORS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC..

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of: (a) in the case of a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest), each Lender directly affected thereby; (b) in the case of an increase in the amount of the Revolving Credit Commitments, Term Loan Commitments or the Commitments of the Lenders (except as provided in §2.11 and §18.1) or an extension of any of the Commitments (except as provided in §2.12), each Lender directly affected thereby; (c) in the case of a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents, each Lender directly affected thereby; (d) in the case of a change in the amount of any fee payable to a Lender hereunder, each Lender directly affected thereby; (e) in the case of the postponement of any date fixed for any payment of principal of or interest on the Loan, each Lender directly affected thereby; (f) in the case of an extension of the Revolving Credit Maturity Date or the Term Loan Maturity Date (except as provided in §2.12), each Lender directly affected thereby; (g) in the case of a change in the manner of distribution of any payments to the Lenders or the Agent, each Lender directly affected thereby; (h) in the case of the release of the Borrower, any Collateral or all or substantially all of the Guarantors except as otherwise provided in this Agreement, each Lender directly affected thereby; (i) in the case of an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders, each Lender; (j) in the case of an amendment of the definition of Required Revolving Credit Lenders, each Revolving Credit Lender, and in the case of an amendment to the definition of Required Term Loan Lenders, each Term Loan Lender; (k) in the case of any modification to require a Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower other than based on its Revolving Credit Commitment Percentage, each Lender directly affected thereby; (l) in the case of an amendment to this §27, each Lender; (m) in the case of an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action, each Lender; (n) in the case of an amendment of any provision of any Loan Document that requires the approval of the Required Revolving Credit Lenders to require a lesser number of Lenders to approve such action, each Required Revolving Credit Lender, or, in the case of an amendment to any provision of the Loan Documents that requires the approval of the Required Term Loan Lenders to require a lesser number of Lenders to approve such action, each Term Loan Lender; or (o) in the case of an amendment or waiver of the conditions contained in §11 to all Revolving Credit Lenders making any Loan or issuing any Letter of Credit, the Required Revolving Credit Lenders. Any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. There shall be no amendment, modification or waiver of any provision in the Loan Documents which results in a modification of the conditions to funding or in increased borrowing availability with respect to the Revolving Credit Commitment without the written consent of the Required Revolving Credit Lenders, the Term Loan Commitment without the consent of the Required Term Loan Lenders, nor any amendment, modification or waiver that disproportionately affects the Revolving Credit Lenders or Term Loan Lenders without the approval of the Required Revolving Credit Lenders or Required Term Loan Lenders, respectively. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or the maturity thereof extended (except as provided in §2.12) without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and KBCM in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary in this Agreement, including this §27, this Agreement may be amended by Borrower, Guarantors, Lenders participating in the Commitment Increase and Agent to provide for any Commitment Increase in the manner contemplated by §2.11.

Further notwithstanding anything to the contrary in this §27, if the Agent and the Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provisions of this Agreement and/or the other Loan Documents, the Agent and the Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment, modification or supplement shall become effective without any further action or consent of any of other party to this Agreement.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower, the Guarantors or any of their respective Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

§34.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

§35.	NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges the Guarantors’ and their Affiliates’ understanding, that the Borrower and Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and that neither any Arranger, the Agent nor any Lender has provided any tax advice to or guaranteed any tax treatment to Borrower, Guarantors or their Affiliates. To the fullest extent permitted by Applicable Law, the Borrower, for itself, the Guarantors and their Affiliates, hereby waives and releases any claims that it may have against any of the Arrangers, the Agent, the Issuing Lenders, the Swing Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

§36.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER

MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Modiv Inc., a Maryland corporation, its general partner

	By:	/s/ RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer

(SEAL)

[Signatures Continued on Next Page]

Keybank / Modiv Credit Agreement

AGENT AND LENDERS

KEYBANK NATIONAL ASSOCIATION,
individually as a Lender and as the Agent

By:	/s/ THOMAS Z. SCHMITT
Name: Thomas Z. Schmitt
Title: Vice President

(SEAL)

BMO HARRIS BANK N.A., as a Lender

By:	/s/ JONAS ROBINSON
Name: Jonas Robinson
Title: Director

(SEAL)

TRUIST BANK, as a Lender

By:	/s/ RYAN ALMOND
Name: Ryan Almond
Title: Director

(SEAL)

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ JOE WHITE
Name: Joe White
Title: Vice President

(SEAL)

[Signatures Continue on Next Page]

Schedule 9 – Page 1

SYNOVUS BANK, as a Lender

By:	/s/ ZACHARY BRAUN
Name: Zachary Braun
Title: Corporate Banker

(SEAL)

S&T BANK, as a Lender

By:	/s/ SEAN APICELLA
Name: Sean Apicella
Title: Senior Vice President

(SEAL)

FIRST FINANCIAL BANK, as a Lender

By:	/s/ JOHN WILGUS
Name: John Wilgus
Title: Senior Vice President

(SEAL)

Schedule 9 – Page 2